                             TRANSACTION AGREEMENT

                          dated as of 12 December 1999

                                     among

Cablecom Holding AG, a company incorporated under the laws of Switzerland with place of incorporation in Frauenfeld and business offices at Zollstrasse 42, CH-8005 Zurich, Switzerland

                                                                    (the Seller)

                                      and

NTL Incorporated, 110 East 58th Street, New York NY 10022, USA

                                                                     (the Buyer)

                                      and

Siemens Schweiz AG, Freilagerstrasse 40, P.O. Box, CH-8047 Zurich, Switzerland

Veba Telecom GmbH, Benniagsenplatz 1, D-40474 Dusseldorf, Germany

Swisscom AG, Alte Tiefenaustrasse 6, Worblaufen, CH-3050 Bern, Switzerland

                                               (each, a Controlling Shareholder,
                                 and collectively, the Controlling Shareholders)

                               TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION.......................................  7

2. SALE AND PURCHASE....................................................  8
    2.1. Object of Sale.................................................  8
    2.2. Purchase Price.................................................  9
        2.2.1. General..................................................  9
        2.2.2. Payment..................................................  9
        2.2.3. Determination of Net Purchase Price......................  10
        2.2.4. Interest on Net Purchase Price...........................  11
        2.2.5. Adjustment of Net Purchase Price for Net Assets..........  11
        2.2.6. Adjustment of Net Purchase Price for Less of Subscribers.  13
        2.2.7. Intercompany Net Debt....................................  14

3. CLOSING..............................................................  14
    3.1. Date and Place.................................................  14
    3.2. Conditions Precedent to Closing................................  15
        3.2.1. Conditions to Obligations of Each Party..................  15
        3.2.2. Conditions to Obligations of Buyer.......................  16
        3.2.3. Conditions to Obligations of Seller......................  16
        3.2.4. Termination..............................................  17
    3.3. Closing Actions................................................  17
        3.3.1. Actions by Seller........................................  17
        3.3.2. Actions by Buyer.........................................  18

4. ACTIONS PRIOR TO CLOSING.............................................  19
    4.1. General........................................................  19
    4.2. Filings and Submissions........................................  19
    4.3. Termination and Transfer of Agreements.........................  20
    4.4. Related Cablecom Assets and Related Cablecom Contracts.........  22
    4.5. Transitional Arrangements......................................  22
    4.6. Lex Koller.....................................................  22
    4.7. Dividends of the Cablecom Companies; Escrow Agreement..........  23
    4.8. Additional Provisions for Swiss Online Shares..................  25
        4.8.1. Closing of Transaction Agreement.........................  25
        4.8.2. Call Option and Put Option after Closing.................  26
        4.8.3. Delayed Closing..........................................  27
        4.8.4. Actions if Seller does not deliver SOL Shares............  27
        4.8.5. Notice to Swiss Online Shareholders......................  28

5. REPRESENTATIONS AND WARRANTIES.......................................  28
    5.1 Representations and Warranties of Seller........................  28

        5.1.1. Cablecom Holding AG......................................  29
        5.1.2. The Cablecom Companies...................................  29
        5.1.3. Related Cablecom Assets; Related Cablecom Liabilities....  34
    5.2. Representations and Warranties of the Controlling Shareholders.  35
        5.2.1. Corporate Existence and Authority........................  35
        5.2.2. Ownership of Shares in Cablecom Holding AG...............  36
        5.2.3. Representations as to the Cablecom Companies.............  36
    5.3. Representations and Warranties of the Buyer....................  36

6. REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES................  38
    6.1. Term of Representations and Warranties.........................  38
    6.2. Remedies of Buyer..............................................  38
        6.2.1. Remedies.................................................  38
        6.2.2. Notice of Breach and Opportunity to Defend...............  39
        6.2.3. Exclusion of Liability...................................  40
        6.2.4. Limitations on Liability.................................  42
        6.2.5. Several Liability of Controlling Shareholders............  43
        6.2.6. Rights of Recourse against Directors, Officers
               and Employees............................................  43
    6.3. Remedies of Seller.............................................  44
    6.4. Remedies Exclusive.............................................  44
    6.5. No Limitation..................................................  44

7. CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING......................  44
    7.1. General........................................................  44
    7.2. Consultation with Buyer........................................  45
    7.3. Restricted Actions.............................................  45
    7.4. Covenants of Controlling Shareholders..........................  48
    7.5. Press Releases and Other Public Announcements..................  48

8. CONDUCT OF BUSINESS AFTER CLOSING....................................  49
    8.1. Restrictions on Resale.........................................  49
    8.2. Use of Cablecom Name and Trademark.............................  50
    8.3. Liquidation of Seller..........................................  50
    8.4. Restrictive Covenant...........................................  50
    8.5. Swisscom Arrangements..........................................  51

9. TAXES, COSTS AND EXPENSES............................................  51
    9.1. Taxes..........................................................  51
    9.2. Costs and Expenses.............................................  52

10. GENERAL PROVISIONS..................................................  52
    10.1. Effect on Third Parties.......................................  52
    10.2. Notices.......................................................  53

    10.3. Entire Agreement..............................................  54
    10.4. Amendments and Waivers........................................  54
    10.5. Severability; Good Faith......................................  55
    10.6. Confidentiality...............................................  55
    10.7. Entry into Effect.............................................  56
    10.8. Commitment Letter.............................................  56

11. GOVERNING LAW AND JURISDICTION......................................  57
    11.1. Governing Law.................................................  57
    11.2. Jurisdiction..................................................  57

                               ANNEXES & EXHIBITS

                                    Annexes

--------------------------------------------------------------------------------
Number                                 Name
--------------------------------------------------------------------------------
     A    Definitions
--------------------------------------------------------------------------------

                                    Exhibits

--------------------------------------------------------------------------------
Number                                 Name
--------------------------------------------------------------------------------
     1   List of Cablecom Companies
--------------------------------------------------------------------------------
     2   List of Related Cablecom Assets and Related Cablecom Liabilities
--------------------------------------------------------------------------------
     3   Commitment Letter of Buyer
--------------------------------------------------------------------------------
     4   Schedule of Indebtedness of the Cablecom Companies
--------------------------------------------------------------------------------
     5   Preliminary Combined Financial Statements
--------------------------------------------------------------------------------
     6   Guarantees and Financial Support Arrangements
--------------------------------------------------------------------------------
     7   Data Room Index
--------------------------------------------------------------------------------
     8   Disclosure Letter
--------------------------------------------------------------------------------
     9   Consolidated Financial Statements of the Cablecom Group as of
         31 December 1998
--------------------------------------------------------------------------------
    10   Consolidated Interim Financial Statements of the Cablecom Group
         as of 30 September 1999
--------------------------------------------------------------------------------
    11   Number of Subscribers to Cablecom
--------------------------------------------------------------------------------
    12   Real Estate owned or leased by the Cablecom Subsidiaries
--------------------------------------------------------------------------------
    13   Dividend Payments
--------------------------------------------------------------------------------

THIS TRANSACTION AGREEMENT (Agreement) is made as of 12 December 1999 among Cablecom Holding AG, a company incorporated under the laws of Switzerland (Seller), and NTL Incorporated, a company Incorporated under the laws of Delaware, USA (Buyer), and Siemens Schweiz AG, a company incorporated under the laws of Switzerland, Veba Telecom GmbH, a company Incorporated under the laws of Germany, and Swisscom AG, a company incorporated under the laws of Switzerland (each, a Controlling Shareholder, and collectively, the Controlling Shareholders).

WHEREAS -:

A. Seller is a corporation incorporated under the laws of Switzerland with statutory domicile in Frauenfeld TG. The share capital of Seller is CHF 100,000,000, divided into 100,000 registered shares with a par value of CHF 1,000 each. The shares of Seller are held as follows:

                                         Number of              Percentage of
            Shareholder                 Shares held              Shares held
      Siemens Schweiz AG                  32,000                     32%

      Veba Telecom GmbH                   32,000                     32%

      Swisscom AG                         32,000                     32%

      Cablecom Holding AG                  4,000                      4%

B. Seller is the direct or indirect owner of the shares in the companies listed in Exhibit 1 (collectively, the Cablecom Companies). The share capital and number of shares of each such company are further set out in
      Exhibit 1. Seller Is further the owner of the assets, and debtor of the liabilities, listed in Exhibit 2.

C. The Cablecom Companies are active as providers of cable television and radio services, internet services, consumer electronics, engineering and owners of a fixed-line network In Switzerland.

D. The Controlling Shareholders have decided to procure the sale of all business activities directly or indirectly controlled by Cablecom Holding AG to a third party buyer. The Controlling Shareholders have determined to do this by means of (A) a sale of (i) all shares held by Seller in the Cablecom Subsidiaries, and (ii) all Related Cablecom Assets and Related Cablecom Contracts, and (B) a transfer of all Related Cablecom Liabilities.

E. Buyer wishes to buy all shares in the Cablecom Companies and all Related Cablecom Assets and the benefit (subject to the burden) of all Related Cablecom Contracts, and has agreed to assume all Related Cablecom Liabilities, pursuant to and subject to the terms and conditions set forth in this Agreement. Buyer has, in this connection, delivered to Seller a commitment letter in the form set out in Exhibit 3 hereto confirming that Buyer is, and will be as of the Closing Date, in a position to finance its commitments under this Agreement.

F. Buyer has the right to consummate the transactions contemplated under this Agreement directly or through an Affiliate of Buyer, it being understood that Buyer shall remain jointly and severally liable with any such Affiliate for all obligations under this Agreement as further set out in
      Section 10.1.

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

Terms used in this Agreement in capitalized form shall have the meanings ascribed to them in Annex A.

Unless the context requires otherwise:

(i)   references in this Agreement to any gender shall include other genders;

(ii) references to a person shall include a reference to a natural person, incorporated entity, unincorporated business association, partnership or trust;

(iii) references to any statute or statutory provision shall include any instrument, order, regulation or direction made or issued under such statute or statutory provision, as amended from time to time up to the Effective Date;

(iv) references to any Swiss legal term for actions, remedies, or any legal concept or thing shall, in respect of any non-Swiss jurisdiction, be deemed to include what most nearly approximates to the Swiss legal term in such jurisdiction;

(v) references to times or dates shall be understood as referring to the time or date prevailing in Switzerland.

2. SALE AND PURCHASE

2.1. Object of Sale

Subject to the terms and conditions set forth in this Agreement, Seller hereby undertakes to sell (or to procure the sale) and to transfer, assign and deliver (or to procure the same) to Buyer, and Buyer hereby undertakes to buy (or to procure the purchase) from Seller at the Closing Date the legal and beneficial ownership free from all liens, charges and other third-party rights, other than as described herein:

(a)   the Sale Shares (subject to Section 4.8);

(b)   the Related Cablecom Assets;

(c)   the benefit (subject to the burden) of the Related Cablecom Contracts.

Buyer further undertakes to assume (or procure the assumption of) all the Related Cablecom Liabilities (including, for the avoidance of doubt, the employment agreements referred to in Exhibit 2). The Sale Shares, the Related Cablecom Assets, the Related Cablecom Contracts and the Related Cablecom Liabilities, which shall be transferred to Buyer pursuant to this Agreement, shall collectively be referred to as the Cablecom Business.

The transactions contemplated by this Agreement may be consummated by an Affiliate of Buyer in accordance with this Agreement, it being understood that
(i) Buyer shall retain Control over such Affiliate, and (ii) Buyer shall remain jointly and severally liable for all obligations of such Affiliate.

The transactions contemplated hereunder shall become effective as of 1 January 2000, 00:01 a.m. (the Effective Date). The sale and purchase of the Sale Shares and the Related Cablecom Assets and Related Cablecom Contracts shall include any rights and privileges thereon (including profits accrued from the Effective Date to the Closing Date), and the assumption of the Related Cablecom Liabilities shall include all interest accrued and outstanding on such liabilities from the Effective Date to the Closing Date.

Buyer shall not be obliged to complete the purchase of the Cablecom Business unless the sale of all of the Cablecom Business is completed substantially simultaneously, subject, however, to the provisions of Section 4.4, 4.5, 4.6 and 4.8.

2.2. Purchase Price

2.2.1. General

The total purchase price (the Purchase Price) payable by Buyer to Seller in connection with the transfer of Cablecom Business amounts to CHF 5,800,000,000 (five billion eight-hundred million Swiss Francs), plus interest and subject to adjustment pursuant to this Section 2.2. The above is subject to the provisions of Section 4.8.

2.2.2. Payment

Subject to the provisions of Section 4.8, the Purchase Price shall be payable as follows:

(a) on the Closing Date, Buyer shall assume or cause the assumption or permit the continuing effect of all Third Party Financial Debt outstanding as of the Closing Date, including accrued and unpaid interest, and procure that Seller and the Controlling Shareholders are released from any and all obligations with respect to such Third Party Financial Debt. For the purposes of the foregoing, Seller shall provide to Buyer, no later than five business days prior to the Closing Date, complete and accurate details of the Third Party Financial Debt. It is understood and agreed that any redemption penalties or costs of early repayment in relation to the assumption of Third Party Financial Debt shall be for the account of Seller;

(b) on the Closing Date, Buyer shall procure that all Parent Intercompany Debt, including accrued and unpaid interest, outstanding as of the Closing Date is repaid, including the assumption of any guarantees or any other financial support arrangements (particulars of which are set out in Exhibit 6) of Seller or the Controlling Shareholders;

(c) on the Closing Date, Buyer shall pay to Seller (aa) the Net Purchase Price calculated in accordance with Section 2.2.3., together with interest calculated in accordance with Section 2.2.4 and subject to adjustment pursuant to Sections 2.2.5 and 2.2.6, and (bb) the Cash payment referred to in Section 2.2.3(e) together with interest calculated thereon in accordance with Section 2.2.4.

2.2.3. Determination of Net Purchase Price

Subject to the provisions of Section 4.8, the Net Purchase Price is CHF 5,353,391,000 (five billion three hundred and fifty-three million three hundred ninety-one thousand Swiss Francs) and has been calculated as follows: attached hereto as Exhibit 5 are the preliminary combined financial statements of the Cablecom Business as of 31 December 1999 (the Preliminary Combined Financial Statements), which has served as a basis for the calculation of the Net Purchase Price as follows:

(a) With respect to the Cash, the Third Party Financial Debt and the Intercompany Net Debt of the Cablecom Business as of 31 December 1999, as determined in the Preliminary Combined Financial Statements:

      (i) the Third Party Financial Debt projected to be outstanding as of 31 December 1999 has been deducted from the Purchase Price;

      (ii) the Intercompany Net Debt, including accrued and unpaid interest, projected to be outstanding as of 31 December 1999 has been deducted from (or, as the case may be, added to) the Purchase Price;

      (iii) the Cash projected to be outstanding as of 31 December 1999 has been added to the Purchase Price.

(b) The balance of the calculation pursuant to Section 2.2.3(a) shall be the Net Purchase Price, payable on the Closing Date with interest accrued thereon (as calculated in accordance with Section 2.2.4.).

(c) It is understood, for the sake of clarity, that the Net Purchase Price will not change until the Closing Date (even though the Third Party Financial Debt, the Parent Intercompany Debt and the Cash may vary by interest or otherwise between 31 December 1999 and the Closing Date), provided, however, that the Net Purchase Price may be adjusted pursuant to
      Section 2.2.5. and 2.2.6.

(d) Seller shall make available to Buyer and its advisors the books, records, documents and work papers (including work papers of auditors) underlying the preparation and review of the Preliminary Combined Financial Statements and the Final Combined Financial Statements. Seller shall further procure that Buyer is given reasonable access to the members of management and auditors of the Cablecom Group involved in the preparation of the financial statements for the purposes of reviewing the same.

(e) It is understood and agreed that any cash received by the Cablecom Companies prior to the Effective Date in respect of accounts receivable for cable television subscriptions for the business year 2000 shall be for the benefit of Seller, and that any cash received by the Cablecom Companies on or after the Effective Date in respect of accounts receivable in respect of cable television subscription for the business year 2000 shall be for the benefit of Buyer.

(f) It is further understood and agreed that any special bonuses payable to the management of the Cablecom Group in connection with the transactions contemplated by this Agreement will be paid by Seller and not by any Cablecom Company, and will therefore not lead to any further reduction or adjustment of the Net Purchase Price.

2.2.4. Interest on Net Purchase Price

Subject to Section 4.8, the Net Purchase Price shall bear interest from 1 April 2000 through to the Closing Date at a rate determined two business days prior to 1 April 2000 of 9-month EURIBOR plus 300 basis points, unless Closing has not occurred or been substantially delayed due to (i) a material breach by Seller or any of the Controlling Shareholders of its or their obligations under Section 4, or (ii) a judgment, injunction or order having been issued against any of the parties hereto due to the fault of Seller or any of the Controlling Shareholders.

2.2.5. Adjustment of Net Purchase Price for Net Assets

Promptly following 31 December 1999, but in no event later than 90 days thereafter, Seller shall submit to Buyer the audited combined financial statements of the Cablecom Business as of 31 December 1999 (the Final Combined Financial Statements), it being understood that Seller shall notify Buyer no less than 10 business days before delivery of the Final Combined Financial Statements and the Final Net Assets calculation that such documents will be delivered. The Final Combined Financial Statements shall be prepared in accordance with the consistently applied Accounting Principles and shall be accompanied by a draft audit opinion addressed to Seller in respect of such financial statements.

The Net Purchase Price will be subject to adjustment as follows:

(a) Seller will, in the course of preparing the Final Combined Financial Statements, calculate the Final Net Assets as of 31 December 1999, projected to be at CHF 1,122,282,000 (one billion one hundred twenty-two million two hundred eighty-two thousand Swiss francs). If the Final Net Assets as of 31 December 1999 (with accrued profits, but before accrual or payment of dividends for the financial year 1999) are more than CHF 20,000,000 (twenty million Swiss Francs) below this figure, i.e., lower than CHF 1,102,282,000 (one billion one hundred and two million two hundred eighty-two thousand Swiss francs), Seller will compensate Buyer for the shortfall below CHF 1,102,282,000 on a Franc-by-Franc basis, the Net Purchase Price being reduced accordingly.

(b) In the event Buyer disputes the correctness of the Final Net Assets calculation, Buyer shall notify Seller of its objections within 10 business days after receipt of the Final Net Assets calculation and shall set forth, in writing and reasonable detail, the reasons for its objection. If Buyer fails to deliver such notice of objection within such time, Buyer shall be deemed to have accepted the Final Net Assets calculation. Seller and Buyer shall endeavor in good faith to resolve any disputed matters within 20 days after Seller's receipt of Buyer's notice of objection. If they are unable to do so, Seller and Buyer shall jointly appoint a major international firm of independent chartered accountants (the Appraiser) to resolve the matters in dispute. If the parties fail or refuse to appoint the Appraiser, each party may call upon the then President of the Zurich Chamber of Commerce to appoint the Appraiser. The Appraiser shall be independent of the parties and shall not have been involved in any of the transactions contemplated under this Agreement. The Appraiser shall resolve the matters in dispute within 20 days of its appointment. Such determination shall be final and binding on the parties for whatsoever purpose under this Agreement and may not be challenged pursuant to Section 11.2 except in case of fraud, gross negligence or manifest error of the Appraiser. The costs of the Appraiser shall be borne by the parties pursuant to Section 9.2.

(c) A dispute on the calculation of the Final Net Assets shall not prevent the Closing from taking place. In case of such a dispute the adjustment of the Net Purchase Price shall take place after the Closing as soon as the Appraiser has rendered its opinion. Pending resolution of such dispute, the Buyer shall be entitled at Closing to retain the amount of the alleged reduction from the Net Purchase Price. Upon final determination or agreement of the dispute,

      (i) to the extent the dispute is determined or agreed in favor of Seller, Buyer shall forthwith pay to Seller the retained amount with interest at the rate stated in Section 2.2.4. calculated from 1 April 2000 to the payment date; or

      (ii) to the extent the dispute is determined or agreed in favor of Buyer, Buyer shall be entitled to retain the amount of the retention as represents the required reduction of the Net Purchase Price, and shall pay the balance, if any, to Seller. If there is any shortfall between the amount retained and the required reduction, the Seller shall pay the shortfall to Buyer, including interest at the rate stated in Section 2.2.4, calculated from 1 April 2000 to the payment date.

(d) If any event has occurred that leads to an adjustment on the Final Net Assets (the Adjustment Event), and once the Final Net Assets have been agreed between the parties or determined by the Appraiser, any claim for misrepresentation or breach of warranty pursuant to Section 5 with respect to the factual basis and the matters underlying such Adjustment Event shall be deemed to be settled, and any further claims arising therefrom shall be excluded.

2.2.6. Adjustment of Net Purchase Price for Loss of Subscribers

If, as a result of a judgment, injunction or order being issued by any competent governmental, regulatory, administrative or judicial authority, Buyer is prevented at Closing from acquiring or assuming control of 3% or more of Cablecom's cable television subscribers (calculated under the "Equity Subscribers" method as set forth in Exhibit 11), the Net Purchase Price shall be adjusted in accordance with the following principles:

(a) upon Closing, Seller and Buyer shall jointly in good faith determine the number of cable television subscribers of the Cablecom Group as to which Buyer is prevented from acquiring or assuming control as of Closing (the Relevant Subscribers), compared to the relevant number as of 30 September 1999 and not including any permitted purchases of networks after such date.

(b) If the number of Relevant Subscribers is less than 3% of Cablecom's cable television subscribers, Buyer shall have no right to make a price adjustment. If the number of Relevant Subscribers is at or above 3% of Cablecom's cable television subscriber, Buyer shall be entitled to hold back an amount of the Net Purchase Price corresponding to the full number of Relevant Subscribers multiplied by CHF 3,750 (three thousand seven hundred fifty Swiss francs) (such amount, the Hold Back).

(c) Seller and the Controlling Shareholders shall have the right, at any time after the Closing Date, but in no event later than 30 June 2001, to make Buyer whole by:

      (i) setting aside the effects of any Judgment, injunction or order issued by any competent governmental, regulatory, administrative or judicial authority that prevents Buyer from acquiring or assuming control of all or part of the Relevant Subscribers; and

      (ii) doing all acts and things necessary to enable Buyer (or an Affiliate of Buyer as directed by Buyer) to acquire and assume control of such number of Relevant Subscribers to which the judgment, injunction or order has related, including without limitation the transfer of shares and assets relating to such Relevant Subscribers.

      If Seller can make Buyer whole on all or part of the Relevant Subscribers on or by 30 June 2001, Buyer (or an Affiliate of Buyer as directed by Buyer) shall pay to Seller, upon the date of transfer of control of such Relevant Subscribers to Buyer, an amount corresponding to the number of Relevant subscribers multiplied by CHF 3,750 (three thousand seven hundred fifty Swiss Francs), without any interest due thereon.

2.2.7. Intercompany Net Debt

Payment of the Parent Intercompany Debt to Seller or the respective Controlling Shareholder, and payment of the Subsidiary Intercompany Debt to the relevant Cablecom Company which is a creditor of such debt shall constitute a good and valid discharge of the respective debtors in respect of such debt. The parties may agree that all payments in respect of Parent Intercompany Debt and Subsidiary Intercompany Debt be made by and to Buyer or Seller, respectively.

3. CLOSING

3.1. Date and Place

Closing shall take place within 10 business days after all conditions precedent set forth in Section 3.2 have been satisfied or waived by the party whose performance is subject to such condition, or on another date as the parties hereto may agree, but in no event later than 31 October 2000 (the Long Stop
Date) or on such later date as the parties hereto may agree.

Closing shall take place at the offices of Homburger Rechtsanwalte, Weinbergstrasse 56/58, CH-8035 Zurich, Switzerland or at such other location as the parties hereto may agree.

3.2. Conditions Precedent to Closing

3.2.1. Conditions to Obligations of Each Party

The respective obligations of the parties hereto to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by all parties hereto, on or by the Long Stop Date, of the following conditions:

(a) the transactions contemplated by this Agreement shall have been approved by the following governmental or regulatory authorities at or by the Closing Date: (i) the Federal Office for Communication (Bundesamt fur Kommunikation) including the approval of change of control of all retransmission and telecommunications licenses necessary to operate the business of the Cablecom Group as the same is presently being conducted,
      (ii) the competent Austrian authorities with respect of the transfer of the interest of the Seller in Cablecom Kabelkommunikation GmbH;

(b) all waiting periods arising under the Merger Control Laws shall have duly lapsed or been terminated without there being imposed on any of the parties any material condition, requirement or commitment;

(c) no judgment, injunction or order shall have been issued by any competent governmental, regulatory, administrative or judicial authority which:

      (i) would prohibit the consummation of the transactions contemplated under this Agreement, or

      (ii) would impose any substantial limitation on the ability of Buyer to acquire or hold or control any of the shares of the Cablecom Companies, which limitation, in the aggregate, would (aa) affect 20% or more of the total cable television subscribers of the Cablecom Group (calculated under the "Equity Subscribers" method as set forth in Exhibit 11), or (bb) prevent the acquisition or control by Buyer of a substantial part of the backbone of the Cablecom Group, or (cc) prevent the acquisition or control by Buyer of Swiss Online (subject, however, to Section 4.8).

(d) If the transactions contemplated under this Agreement or any matters arising from them constitutes a "concentration with a Community dimension" as defined in the European Merger Control Regulation (EMCR):

      (i) the EU Commission shall have declared, in terms reasonably satisfactory to Seller and Buyer, that all such concentrations are compatible with the common market pursuant to Articles 6(1)(b) or 8(2) EMCR; or

      (ii) the applicable waiting periods laid down in Articles 10(1) or 10(3) EMCR shall have duly lapsed or been terminated without there being imposed on any of the parties any material conditions, commitment or requirement; or

      (iii) if a request under Art. 9(2) EMCR is made by one or more member states of the European Economic Area, either (aa) the European Commission shall have indicated, in terms reasonably satisfactory to Seller and Buyer, that it does not intend to refer the transaction or any matters arising from it to a competent authority of such state in accordance with Art. 9 EMCR; or (bb) if a referral is made to a competent authority in any member state, such competent authority shall have adopted a decision or provided such other indication of its position as is reasonably satisfactory to Seller and Buyer.

      (iv) if a member state of the European Union takes any action to protect its legitimate interests under Art. 21(3) EMCR in relation to the transactions contemplated by this Agreement or any matters arising from them, Seller and Buyer shall be reasonably satisfied that such action does not materially affect the nature of the transactions contemplated under this Agreement or any matters arising from them.

3.2.2. Conditions to Obligations of Buyer

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or subject to the waiver by Buyer, on or by the Closing Date, of the condition that Seller and each Controlling Shareholder shall have performed in all material respects all agreements, obligations and undertakings that are to be performed on or by the Closing Date.

3.2.3. Conditions to Obligations of Seller

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or subject to the waiver by Seller, on or by the Closing Date, of the condition that Buyer shall have performed in all material respects all agreements, obligations and undertakings that are to be performed on or by the Closing Date.

Notwithstanding the foregoing, it is understood and agreed that failure by Seller to deliver the SOL Shares on Closing as envisaged in Section 4.8 shall not impede Closing from taking place. If Seller fails to deliver the SOL Shares on Closing, Section 4.8 shall apply.

3.2.4. Termination

The obligations of each party to consummate the transactions contemplated by this Agreement shall automatically terminate, without any notice or other action being required, if Closing shall not have occurred on or by the Long Stop Date.

If this Agreement is terminated, all provisions of this Agreement shall cease to be effective except for Section 2.2.2(a) (relating to the down payment), Section
7.3 (Press Releases and Other Public Announcements), Section 9.2 (Costs and Expenses), Section 10 (General Provisions) and Section 11 (Governing Law and Jurisdiction), provided, however, that if termination shall result from the breach by any party of its obligations under this Agreement, such party shall be fully liable for any and all damages incurred or suffered by the other party or parties as a result of such breach.

3.3. Closing Actions

3.3.1. Actions by Seller

Subject to the provisions of Section 4.8, at the Closing, Seller shall deliver to Buyer the following documents:

(a) certificates representing all of the Sale Shares, endorsed in blank where necessary (or, to the extent such shares are not certificated, valid assignments in writing relating to such shares), free and clear of any lien or other third party rights (subject to Section 4.8);

(b) an original of the shareholders' resolution of Seller authorizing the transactions contemplated by this Agreement;

(c) an original of a resolution of the board of directors of each Cablecom Subsidiary the Shares of which are transferred to Buyer stating that (i) buyer has been approved is a shareholder of the respective Cablecom Subsidiary, and (ii) Buyer is registered as a shareholder with voting rights of the respective Cablecom Subsidiary;

(d) all documents and instruments (including title deed and ancillary documents) necessary to procure the valid transfer to Buyer of (i) free end unencumbered title to the Related Cablecom Assets, and (ii) the benefit (subject to the burden) of the Related Cablecom Contracts;

(e) all documents and instruments necessary to procure the valid assumption by Buyer of the Related Cablecom Liabilities;

(f) a notarized copy of the deed of transfer relating to the interest of Seller in Cablecom Kabelkommunikations GmbH;

(g) a certified copy of any power of attorney under which any of the transfers or other documents referred to in this Section 3.3.1 is executed, including evidence reasonably satisfactory to Buyer of the authority of any person signing on behalf of a party;

(h) a letter of resignation from the auditors of each Cablecom Subsidiary, including confirmation that such auditors have no claims or loss of office, unpaid fees or expenses or otherwise in respect of any business years up to 31 December 1999 (it being understood that such auditors shall remain in office for the financial year 1999);

(i) confirmation in a form reasonably satisfactory to Buyer that all Subsidiary Intercompany Debt has been repaid, including any accrued and outstanding interest thereon;

(j) documents evidencing the transfer of agreements set out in Sections 4.3 and 4.4, as well as transitional arrangements concluded under Section 4.5, as reasonably agreed among Buyer and Seller.

3.3.2. Actions by Buyer

Subject to the provisions of Section 4.8, at the Closing, Buyer shall:

(a) pay the Net Purchase Price (together with interest calculated in accordance with Section 2.2.4), and subject to adjustment, if applicable, pursuant to Section 2.2.5 and 2.2.6, by wire transfer to an account designated by Seller;

(b) pay the cash received by the Cablecom Companies pursuant to Section 2.2.3(e) together with interest calculated thereon in accordance with
      Section 2.2.4 by wire transfer to an account designated by Seller;

(c)   procure the repayment of the Parent Intercompany Debt in accordance with
      Section 2.2.2;

(d) procure the assumption (or continuing effect) or repayment of the Third Party Financial Debt in accordance with Section 2.2.2, and procure that Seller and the Controlling Shareholders are released from any and all obligations with respect to such Third Party Financial Debt.

4. ACTIONS PRIOR TO CLOSING

4.1. General

Unless specifically otherwise provided herein, the parties undertake to use their commercially reasonable best efforts to procure:

(a) that the conditions precedent set forth in Section 3.2 shall be satisfied by Closing;

(b) that all their Affiliates will do all acts and things as are reasonably necessary (and within their power) to implement the transactions Contemplated by this Agreement.

The parties shall fully cooperate and promptly inform each other of any relevant actions taken prior to Closing.

4.2. Filings and Submissions

Promptly after the date of this Agreement, Buyer shall make (if permitted under applicable law) or prepare all necessary filings with and submissions to governmental, regulatory or administrative agencies or any other third parties that are required for the consummation of the transactions contemplated by this Agreement. Seller and the Controlling Shareholders shall use their commercially reasonable best efforts to assist Buyer in making or preparing such filings and submissions. Such filings shall include, without limitation:

(a)   all filings and submissions required under the relevant Merger Control
      Laws;

(b) all filings and submissions required to be made with the Swiss regulatory authorities to procure for the valid transfer to or assumption by Buyer of retrans-mission licenses and telecommunications licenses under the Swiss Radio and Television Act;

(c) all filings and submissions required to be made with the Austrian regulatory authorities to procure for the valid transfer to or assumption by Buyer of all licenses and permits under applicable law necessary to for Buyer to continue to conduct the business of the Cablecom Group in Austria as the same Is presently being conducted;

(d) all filings and submissions with third parties to material agreements where the approval of such third parties is necessary to continue such material agreements (to the extent Buyer is aware of its obligation to make such filings and submissions);

(e) all filings and submissions required for the transfer of the Related Cablecom Assets and the Related Cablecom Contracts (to the extent Buyer is aware of its obligation to make such filings and submissions).

No party shall make any filings or submissions to any authorities or third parties without the prior consent of the other party or parties (such consent not to be unreasonably withheld or delayed).

4.3. Termination and Transfer of Agreements

As to the following Contracts, the relevant party shall arrange, on or prior to the Closing, for:

(a) redemption of any loan agreements relating to the Parent Intercompany Debt and the Subsidiary Intercompany Debt as set forth in Exhibit 4 and/or as outstanding as of the Closing Date, it being understood that Seller shall provide to Buyer complete and accurate details of the same no later than five business days prior to the Closing Date;

(b) termination of any commitments, guarantees or similar third party undertakings made or given by Cablecom Holding AG or any Controlling Shareholder in favor of any of the Cablecom Companies, whereby Seller shall provide to Buyer complete and accurate details of the same no later than five business days prior to the Closing Date (it being understood that (i) any costs and expenses arising from the Effective Date until the Closing Date in relation to such undertakings shall be borne by the relevant Cablecom Company, but that (ii) any costs in relation to the early termination of such commitments, guarantees or undertakings shall be for the account of Seller or the respective Controlling Shareholder, as the case may be);

(c) termination, in accordance with their terms, of all mandate agreements and similar appointments of directors or officers of any of the Cablecom Companies to the extent Buyer so requests;

(d) transfer of all employment agreements of employees of Cablecom Holding AG, it being understood that to the fullest extent possible, employment agreements shall be transferred by operation of law in connection with a transfer of business (Betriebsubergang) as set forth in Article 333 of the Swiss Federal Code of Obligations (CO). All consultation and notification periods required under applicable law for the transfer of such agreements shall have been observed or expired in accordance with applicable law;

(e) transfer of all pension fund arrangements with respect to the employees referred to in the preceding Section 4.3(d);

(f) transfer of all agreements relating to intellectual property owned or used by the Cablecom Group, including those listed in Exhibit 2, to which Seller has title, license or similar rights;

(g) termination of any insurance arrangements and agreements entered into or made by Cablecom Holding AG on behalf of any of the Cablecom Companies, it being understood that:

      (i) Buyer shall contract, or cause the Cablecom Companies to contract, adequate insurance as from the Closing Date, whereby such insurance shall either (aa) cover the entire business of the Cablecom Group to be transferred under this Agreement as from the Closing Date on a "claims made" basis; or (bb) cover the entire business of the Cablecom Group as from the Closing Date on an "occurrence basis",in which case such insurance coverage shall be supplemented by an appropriate tail insurance for any claims made by or against any company of the Cablecom Group after the Closing Date with respect to matters having occurred prior to the Closing Date; and

      (ii) Seller shall take all steps as may be reasonably necessary to ensure that, following Closing, the Cablecom Business shall continue to benefit from any of the insurance arrangements in respect of the Cablecom Business effective prior to the Closing Date.

4.4. Related Cablecom Assets and Related Cablecom Contracts

Seller shall use its commercially reasonable best efforts to procure that any consent or agreement of any third party required for the transfer of any related Cablecom Asset or Related Cablecom Contract is obtained at or by the Closing Date. If such consent or agreement has not been obtained, then the sale and purchase of that Related Cablecom Asset or Related Cablecom Contract shall be postponed until such consent or agreement shall have been obtained, and in the meantime, the provisions of Section 4.5 shall apply in relation thereto.

4.5. Transitional Arrangements

To the extent any of the agreements or commitments set out in Section 4.3 and
4.4 cannot be terminated or transferred to or assumed by Buyer or the Cablecom Subsidiaries on the Closing Date, the parties shall enter into such appropriate transitional arrangements as the Buyer may reasonably request allowing Buyer or the respective Cablecom Subsidiary to assume the economic burden and benefit of such agreements or commitments, to the fullest extent possible, on the Closing Date. For the sake of clarity, it is understood that the receipt of such consent shall not constitute a condition to Closing or otherwise be an obstacle for the Closing. In particular, it shall not entitle Buyer to any set-off, counterclaim or right of retention.

4.6. Lex Koller

(a) Promptly after the date of this Agreement, Buyer shall evaluate the implications under the Federal Act on the Acquisition of Real Estate by Non-resident Persons (Lex Koller) as applicable to the consummation of the transactions contemplated by this Agreement. Seller and the Controlling Shareholders shall use their commercially reasonable best efforts to make available to Buyer promptly upon Buyer's request all information necessary or expedient in connection with such evaluation.

(b) Should Buyer in its reasonable judgement come to the conclusion that the transfer of ownership in respect of some or all of the Sale Shares requires the approval of the relevant governmental authorities, or should not occur without having obtained a decree by the competent governmental authority as to the non-applicability of Lex Koller, then the parties shall proceed to a partial closing in respect of all Sale Shares where no such approval or decree is required or held to be required.

(c) As to the Sale Shares subject to a Lex Koller approval or decree, the following shall apply:

      (i) Buyer shall apply for such approval or decree of non-applicability of Lex Koller with the competent governmental authority, and proceed to subsequent partial closing(s) in respect of the remaining Sale Shares as and when the appropriate approval or decree has been obtained.

      (ii) Should Buyer request that Seller purchases or procures the sale to a third party of certain real estate because no approval or no decree of non-applicability of Lex Koller has been obtained, Seller shall purchase or procure the sale to a third party of the residential real estate or land reserves at issue from the Cablecom Subsidiary that owns such residential real estate or land reserves. Such real estate shall be purchased at market values as finally determined by a real estate appraiser jointly mandated by Buyer and Seller.

      (iii) As soon as the purchase of the relevant residential real estate or land reserves at issue by Seller has been completed, the parties shall immediately proceed to closing in relation to the affected remaining Sale Shares.

      (iv) Payment for the real estate purchased pursuant to subparagraph (ii) above shall be made by Seller to Buyer upon the transfer of the real estate at issue, and shall be made including interest from 1 April 2000 to the date of such relevant transfer at the rate set forth in
            Section 2.2.4. It is understood and agreed that notwithstanding the provisions of this Section 4.6, Buyer shall pay to Seller the adjusted Net Purchase Price on Closing without being entitled to hold back any amount in respect of such real estate.

4.7. Dividends of the Cablecom Companies; Escrow Agreement

(a) Dividends shall be paid out by the Cablecom Companies to their shareholders in the ordinary course of business, it being understood that the total amount of dividends payable for the business year 1999 will not exceed CHF 54,680,000 (fifty-four million six hundred eighty thousand Swiss Francs). It is understood and agreed that:

      (i) subject to Section 4.7.(a)(iv), dividends for the business year 1999 shall be for the account of Seller, but shall be paid by the relevant Cablecom Company into a joint account (the Joint Account) to be established by Buyer and Seller. It is understood and agreed that, subject to Section 4.7.(a)(iv) all dividends paid by the Cablecom Companies to the relevant shareholder shall be for the account of Seller, whether paid before or after Closing. If any dividends are paid out after Closing, Buyer shall procure that the corresponding payments are made or transferred into the Joint Account;

      (ii) if Seller delivers the SOL Shares to Buyer on the Closing Date, the proceeds of the Joint Account (including interest but after deduction of costs) shall be released to Seller (or, as the case may be, the several Controlling Shareholders) upon Closing;

      (iii) if Seller does not deliver the SOL Shares to Buyer on the Closing Date, but delivers the notice referred to in Section 4.8.2(a) to Buyer on or prior to 28 February 2001, the proceeds of the Joint Account (including interest but after deduction of costs) shall be released to Seller (or, as the case may be, the several Controlling Shareholders) no later than five business days after such notice has been posted by Seller to Buyer;

      (iv) if Seller does not deliver the SOL Shares to Buyer on the Closing Date, and does not deliver the notice referred to in Section 4.8.2(a) to Buyer on or prior to 28 February 2001, the proceeds of the Joint Account (including interest but after deduction of costs) shall be released to Buyer,

(b) Promptly after execution of this Agreement, the parties to this Agreement, UBS AG, Buyer and Seller shall enter into an escrow agreement (the Escrow Agreement), the contents of which shall be reasonably satisfactory to Buyer, Seller and the Controlling Shareholders, in accordance with the following general principles:

      (i) the dividends paid out by the Cablecom Companies for the business year 1999 and received by Seller or Buyer, as the case may be, shall as and when paid be deposited in the Joint Account and shall be invested In CHF-denominated short-term deposits or money market securities of prime issuers, to be determined by UBS AG in its reasonable judgement (it being understood that Buyer and Seller shall have neither the right nor the obligation to direct UBS AG to make any specific investments);

      (ii) the parties shall undertake jointly to direct the signatories of the Joint Account to pay out the amounts deposited in the Joint Account in accordance with the terms of this Agreement.

      (iii) the signatories of the Joint Account shall be obligated to release the amounts deposited (including interest but after deduction of costs) in the Joint Account only (i) upon joint instructions of Buyer, Seller and the Con-trolling Shareholders; or (ii) failing such instructions, upon an enforceable order of a competent Swiss court of law.

4.8. Additional Provisions for Swiss Online Shares

4.8.1. Closing of Transaction Agreement

Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if and when all conditions to Closing are fulfilled or waived, but Seller is unable to deliver to Buyer legal and beneficial title and ownership to 11,000 registered shares of CHF 500 (five hundred Swiss Francs) par value each directly or indirectly held by Seller in Swiss Online AG (the SOL Shares), free and unencumbered and not subject to any third party rights, the following shall apply:

(a)   the parties shall otherwise proceed to Closing as set out in Section 3.3;

(b) at such Closing, Seller shall perform all Closing actions to be performed by Seller as set out in Section 3.3, provided, however, that Seller shall deliver to Buyer all of the Sale Shares but for the shares in Swiss Online AG to be delivered by Seller to Buyer, and failure to deliver such shares shall not be treated as a breach of contract and shall only and exclusively be remedied as set out in this Section 4.8;

(c) at such Closing, Buyer shall perform all Closing actions to be performed by Buyer as set out in Section 3.3, provided, however, that

      (i) the Purchase Price shall be reduced by CHF 600,000,000 (six hundred million Swiss Francs);

      (ii) the Net Purchase Price to be paid by Buyer on Closing, shall be reduced by CHF 587,080,000 (five hundred eighty-seven million and eighty-thousand Swiss Francs), being CHF 600,000,000 minus CHF 12,920,000 (twelve million nine hundred twenty thousand Swiss Francs) on account of Third Party Financial Debt owed by, Parent Intercompany Debt owed by, Subsidiary Intercompany Debt owed to and Cash held by, Swiss Online;

      (iii) If such Closing occurs after 1 April 2000, then the Net Purchase Price shall bear interest at the rate stated in Section 2.2.4, provided, however, that no interest shall be due if the delay in Closing is attributable to the fault of Seller as set out in Section
            2.2.4 (other than Seller's failure to deliver the SOL Shares).

(c) Seller shall use its commercially reasonable best efforts following Closing to be able to deliver to Buyer legal and beneficial title and ownership to the SOL Shares, free and unencumbered and not subject to any third party rights whatsoever.

(d) If, for whatever reason, the SOL Shares are not delivered to Buyer at the Closing Date, the parties shall enter into a management agreement affording Buyer full and complete management control as from the Closing Date, and the economic burden and benefit of all the business of Swiss Online as from the Effective Date;

(e) the parties may agree on the transfer of additional shares in Swiss Online acquired or held by Seller on the Closing Date at prices to be separately agreed.

4.8.2. Call Option and Put Option after Closing

If, after Closing but prior to 28 February 2001, Seller is able to deliver to Buyer legal and beneficial title and ownership to the SOL Shares, free and unencumbered and not subject to any third party rights, the following shall apply:

(a) Seller shall notify Buyer of its ability to deliver to Buyer legal and beneficial title and ownership to the SOL Shares, free and unencumbered and not subject to any third party rights whatsoever, as and when it is able to do so;

(b) as from the date of delivery of the notice referred to in Section 4.8.2(a), Seller shall have a put option (the Put Option) against Buyer under which Seller may sell to Buyer, and Buyer shall be obligated to buy from Seller, the SOL Shares at a price of CHF 587,080,000 (five hundred eighty-seven million and eighty-thousand Swiss Francs). The Put Option shall be exercisable until 28 February 2001;

(c) as from the date of receipt of the notice referred to in Section 4.8.2(a). Buyer shall have a call option (the Call Option) against Seller under which Buyer may buy from Seller, and Seller shall be obligated to sell to Seller, the SOL Shares at a price of CHF 587,080,000 (five hundred eighty-seven million and eighty-thousand Swiss Francs). The Call Option shall be exercisable until 28 February 2001.

Both the Put Option and the Call Option may be exercised by written notice delivered to the addresses set forth in Section 10.2.

It is understood and agreed that the adjustment of the Purchase Price of CHF 600,000,000 (six hundred million Swiss Francs) is firm and shall not be subject to any subsequent upward or downward adjustment for any reason.

4.8.3. Delayed Closing

If Buyer exercises the Call Option, or if Seller exercises the Put Option, on or by 28 February 2001, the parties shall proceed to a Closing of the transfer of the SOL Shares (the Delayed Closing), such date to be proposed by the party exercising the Call Option or the Put Option, as the case may be, no less than five but no more than ten business days after the date of the notice being posted by Seller to Buyer.

At the Delayed Closing:

(a) Seller shall deliver to Buyer legal and beneficial title and ownership to the SOL Shares, free and unencumbered and not subject to any third party rights whatsoever;

(b)   Buyer shall

      (i) pay to Seller CHF 587,080,000 (five hundred eighty-seven million and eighty-thousand Swiss Francs) by wire transfer to an account designated by Seller. It is understood and agreed that such amount shall not bear any interest from the Closing Date to the date of the Delayed Closing;

      (ii) assume or cause the assumption of any and all Third Party Financial Debt owed by Swiss Online and Parent Intercompany Debt owed by Swiss Online and Subsidiary Intercompany Debt owed by Swiss Online outstanding as of such Delayed Closing (including for the avoidance of doubt any variations in such Third Party Financial Debt or Parent Intercompany Debt or Subsidiary Intercompany Debt from the Effective Date through to the date of the Delayed Closing).

(c) the parties may agree on the transfer of additional shares in Swiss Online acquired or held by Seller on the Closing Date at prices to be separately agreed.

4.8.4. Actions if Seller does not deliver SOL Shares

If the Delayed Closing shall not have occurred on or by 28 February 2001 (subject to reasonable extension until 15 March 2001 if Seller delivers the notice referred to in Section 4.8.3(a) on or by 28 February 2001, or such additional extension as the par-ties may reasonably agree), then the proceeds (including interest but after deduction of costs) of the Joint Account referred to in Section 4.7(a) shall be delivered to Buyer, and the parties shall have no further respective rights or obligations under this Agreement with respect to any shares held by Seller in Swiss Online AG.

4.8.5. Notice to Swiss Online Shareholders

Seller hereby undertakes to deliver to the remaining shareholders of Swiss Online AG a notice informing the same of their pre-emptive right under the shareholders' agreement relating to such company no later 14 January 2000, such notice to be in form and substance agreed between Buyer and Seller and to contain the following:

(a) the purchase price of CHF 600,000,000 (six hundred million Swiss Francs) for the SOL Shares;

(b) Buyer's willingness to enter into the Shareholders' agreement under the assumption of all rights and duties of Seller thereunder.

5. REPRESENTATIONS AND WARRANTIES

5.1. Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer the following matters, except as set forth in (i) the information memorandum dated 16 September 1999 (the Information Memorandum) delivered to buyer, (ii) the documentation disclosed to Buyer in connection with due diligence, as set out in the Data Room Index and all supplements thereto attached hereto as Exhibit 7, and (iii) the matters disclosed in the letter delivered to Buyer concurrently with this Agreement and attached hereto as Exhibit 8 (the Disclosure Letter), including any written documents annexed to the Disclosure Letter (all documents referred to in (i) to (iii) collectively, the Disclosed Documents). The Disclosed Documents shall operate as a limitation to Buyer's Remedies as set out in Section 6.2.3. No representations are made or warranties given other than those made or given in this Section.

The representations and warranties set forth below shall be considered given by the Seller on the date of this Agreement and as of the Effective Date. Save as provided in Section 2.2.5(d), the representations and warranties given by Seller under this Section 5 shall continue in full force and effect notwithstanding Closing.

Where any statement in the following representations and warranties is qualified by the expression "to the best of the knowledge", "to the best of the information", "so far as the Seller is aware" or any similar expression, Seller shall be deemed to have knowledge of (a) anything of which any of the eight members of top-level management of the Seller (Messrs. Dietiker, Eberie, Simmonds, Gerber, Poretti, Cardineaux, Quinter, Blunier) has knowledge, (b) anything of which any of the eight members of top-level management of the Seller ought reasonably to have knowledge given their particular position and responsibilities.

Seller undertakes to Buyer to disclose to Buyer in writing, immediately upon Seller becoming aware of the same, full details of any fact, matter, event or circumstance which constitutes a breach of any of the representations and warranties given by Seller, or is reasonably likely to constitute such a breach when deemed given by the Seller as of the Effective Date.

5.1.1. Cablecom Holding AG

(a) Seller is a corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland and has the full corporate power, authority and any necessary governmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b) There exist no limitations under law, the articles of incorporation of Seller, or any contracts by which Seller is bound that would prevent Seller from entering into or performing its obligations under this Agreement.

(c) No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including the Controlling Shareholders) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

(d) The information contained in the Exhibits is true and correct In all material respects.

5.1.2. The Cablecom Companies

(a) Each of the Cablecom Companies is duly organized and validly existing under the laws of its place of incorporation and has the full corporate power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted. The capital structure and shares of each Cablecom Company are set forth in Exhibit 1.

(b) The shares in each Cablecom Company are legally and beneficially owned, except as otherwise indicated in Exhibit 1, in their entirety, free and clear of any liens, pledges or other third party rights (except as to the pre-emption right of the city of Neuchatel on the shares of Video 2000 SA and as to directors' qualifying shares), by Seller, are fully paid and non-assessable. There exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of any Cablecom Subsidiary to issue or sell shares to any person except as indicated in
      Exhibit 1. No further capital, shares, or other equity instruments in any Cablecom Subsidiary have been or will be issued on or before the Closing Date except as indicated in Exhibit 1.

(c) Upon delivery to Buyer at the Closing of the documents listed in Section 3.3.1, Buyer will receive good and valid title to the Sale Shares, free and clear of any liens, pledges or other third party rights.

(d) Attached hereto as Exhibit 9 are the consolidated financial statements (consisting of the consolidated balance sheet, the consolidated income statement, consolidated cash flow statement and notes to the consolidated financial statements) of the Cablecom Group for the business year ended 31 December 1998, accompanied by the audit report by the Group auditors of Cablecom Group. All of these financial statements (i) are correct and complete in all material respects, and (ii) have been prepared in accordance with the Accounting Principles.

      Attached hereto as Exhibit 10 are the Consolidated Balanced Sheet and the Consolidated Income Statement for the nine months ended 30 September 1999, accompanied by the review report of the group auditors of the Cablecom Group. These interim financial statements have been prepared by management of Seller on the basis of true and accurate entries in the books and records of the Cablecom Group and pursuant to consistently applied Accounting Principles to the extent relevant to interim financial statements.

(e) Seller and each of the Cablecom Subsidiaries and each of its and their respective directors and officers has complied with and presently is in compliance with all the laws, regulations, reporting and licensing requirements and orders applicable to it or its employees in all jurisdictions in which the Cablecom Group owns or operates business premises, and to the best knowledge of Seller no competent governmental or administrative authority has claimed in writing that Seller or any of the Cablecom Subsidiaries has violated any such laws, regulations, reporting and licensing requirements.

(f) Seller and the Cablecom Companies have all licenses, consents, approvals, permissions, permits, rights of way and governmental authorizations which are necessary to conduct their business as the same is presently being conducted.

      In particular, and without limitation to the foregoing, (i) each Cablecom Company has the necessary retransmission licenses in full force and effect (subject, however, to renewal of such licenses pursuant to Section 4.2),
      (ii) each Cablecom Subsidiary has all necessary permits and approvals to be granted by cantonal or municipal authorities in connection with rights of way for the laying, maintenance, use and renewal of cable television lines. All such licenses, consents, approvals, permissions, permits, rights of way and authorities are valid and subsisting, and so far as Seller is aware, there are no facts or circumstances likely to be raised to any of them being suspended, canceled or revoked or not renewed pursuant to Section 4.2.

(g) As of 30 September 1999, the Cablecom Group had the cable television subscriber numbers indicated in Exhibit 11. Seller has no reason to believe that the number of such subscribers on 31 December 1999 would be substantially below that set forth in Exhibit 11.

(h) There are no actions, suits or proceedings pending against any of Seller or the Cablecom Subsidiaries before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, as against any of Seller or the Cablecom Subsidiaries of an amount exceeding CHF 3,000,000 (three million Swiss Francs). Seller is not aware of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against any of Seller or the Cablecom Subsidiaries. Neither Seller or any of the Cablecom Subsidiaries nor any of its or their respective directors or officers are being prosecuted for any criminal offense relating to the Cablecom Business, nor are any such prosecutions pending or threatened.

(i) All tax returns required to be filed prior to 31 December 1999 by or with respect to Seller and the Cablecom Subsidiaries for all taxable periods ending on or prior to 31 December 1999 have been or will be timely filed. All such tax returns (i) have been or will be prepared in the manner required by applicable law, (ii) are or will be true, correct and complete in all material respects, and (iii) accurately reflect or will accurately reflect the liability for taxes of Seller and each such Cablecom Subsidiary. All taxes shown to be due on such tax returns on or prior to 31 December 1999, or which have been or will be assessed by the competent tax authorities with respect to such tax returns, have been (or, as far as the 1999 financial statements are concerned, will be) timely paid or fully reserved against. Seller hereby assumes the responsibility for settlement of tax liabilities in respect of all insufficient provisions in the financial statements for the payment of taxes, levies or related liabilities with respect to all periods ending on or before 31 December 1999 (including, for the avoidance of doubt, any restructurings completed by 31 December 1999), whether such taxes, levies or related liabilities become due before or after Closing. Seller is not aware of any Cablecom Subsidiary having distributed any constructive dividend to the Seller or any affili-
ate of Seller Which could lead to the imposition on such Cablecom Subsidiary of any withholding taxes on dividends or constructive dividends.

(j) All social security, pension fund or similar payments due by Seller and any Cablecom Subsidiaries in favor of their employees under any benefit plans (collectively, the Benefit Plans) have been fully paid or provisioned in the relevant financial statements. All contributions required to be made under the terms of any such Benefit Plans have been timely made or have been reflected in the relevant financial statements. On the basis of and compared to the funding requirements set forth in Swiss law (and, in the case of Cablecom Kabelkommunikations GmbH, Austrian law), none of the Benefit Plans has any accumulated funding deficiency.

(k) The Information relating to the employment of the top 20 members of management of the Cablecom Group as set out in the Disclosure Letter is correct. True and complete copies of the standard terms and conditions applicable to employees of the Cablecom Group, handbooks or work rules or procedures, as well as all collective bargaining and similar agreements will be made available to Buyer on the Effective Date. Other than as disclosed in the Disclosed Documents, there are no arrangements, whether contractual or otherwise, entitling any of the employees of the Cablecom Group to any payment or other benefits arising from the transactions contemplated hereby.

(l) The Cablecom Subsidiaries have good and valid title to the real estate listed in Exhibit 12, or have valid lease agreements relating to the properties reflected therein.

(m) Seller and all Cablecom Subsidiaries are in compliance with all material contracts to which they are a party or by which their assets or properties are bound, and Seller is nor aware of any material contracts subject to a "change of control" covenant other than as disclosed in Exhibit 8.

(n) Each of Seller and the Cablecom Subsidiaries (i) has substantially complied with all environmental, health and safety laws applicable to such company, and no material action, suit or proceeding by any third party or any governmental or administrative authority is pending or, to the best of Seller's knowledge, has been threatened against any such company alleging any failure to comply with any environmental, health or safety laws in effect as of the date of this Agreement, and (ii) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses and authorizations required under any environmental, health and safety laws.

(o) The books and records maintained by Seller and each Cablecom Subsidiary have been maintained in accordance with sound business practice and the ap-plicable legal, regulatory and accounting requirementS, and reflect only valid transactions.

(p) There is no investment banker, broker, director, employee, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of the Controlling Shareholders who might be entitled to any fee or commission from any of the Cablecom Subsidiaries upon consummation of the transactions contemplated under this Agreement except as disclosed in Exhibit 8.

(q)   Since 30 September 1999, there has not been:

      (i) any matter, fact or circumstance which has had a Material Adverse Effect on the Cablecom Business taken as a whole;

      (ii) any declaration of dividends or dividend payment, or any distribution of capital or income by any Cablecom Company to its shareholder(s) or any of the Controlling Shareholders;

      (iii) any increase in tie compensation payable by any Cablecom Subsidiary to any of its directors, officers or employees other than (aa) in accordance with agreements, collective bargaining arrangements or practice existing prior to 31 December 1998, or (bb) as particularly disclosed in the Disclosure Letter;

      (iv) any payment made, or assets transferred, by a Cablecom Subsidiary to the Seller or any Controlling Shareholder outside of the ordinary course of business (unless contemplated by this Agreement).

(r) As of the date of this Agreement, Seller is not aware of any fact, matter, event or circumstance which will or is reasonably likely to result in any judgment, injunction or order to be issued by any competent governmental, regulatory, administrative or judicial authority which would impose a limitation (whether or not substantial as defined in Section 3.2.1(c)) on the ability of Buyer to acquire or assume control over all or part of the cable television subscriber base of Cablecom.

(s) None of the Cablecom Subsidiaries is a party to, or has the benefit of and is subject to any obligations under, any agreement or arrangement which cannot readily be fulfilled or performed by Seller or the relevant Cablecom Subsidiary in accordance with its terms without undue or unusual expenditure or effort.

(t) No Cablecom Subsidiary has stopped paying its debts as and when they fall due, nor is it insolvent or unable to pay its debts. No step has been taken with a view to the dissolution or winding up of any of the Cablecom Subsidiaries.

(u) Buyer has been given access to the documents evidencing the year 2000 compliance program (the Y2K Documents) carried out by the Cablecom Group. Seller and the Cablecom Subsidiaries have carried out in all material respects the actions Identified in the Y2K Documents and have taken the necessary actions to resolve any issues identified by such documents.

(v) No Cablecom Subsidiary is infringing the rights of third parties with respect to the use of, or by others with respect to, any intellectual property.

(w) The Related Cablecom Assets together with the Related Cablecom Contracts and the assets held by the Cablecom Companies will, immediately following Closing, include all sights, properties, assets, facilities and services necessary and sufficient for the carrying on of the Cablecom Business as the same is presently being conducted, free from all material encumbrances (except for mortgages and other security interests incurred for liabilities owing by the Cablecom Companies, or Related Cablecom Liabilities). "Sufficient" for these purposes shall include both the quantity and state and condition of assets.

(x) The turnover generated by the Cablecom Business in the member states of the European Union is below the thresholds relevant under the EMCR.

5.1.3. Related Cablecom Assets; Related Cablecom Liabilities

(a) As of the date of this Agreement. Seller is the direct or indirect owner of the Related Cablecom Assets free and clear of any liens, pledges or other third party rights (except as to third party rights incurred in the ordinary and usual course of business).

(b) Upon Closing of the transactions contemplated by this Agreement, Buyer will acquire title to the Related Cablecom Assets, free and clear of any liens, pledges or other third party rights (except as set out in subsection (a) above) and will receive the benefit (subject to the burden) of the Related Cablecom Contracts.

(c) Exhibit 2 contains a complete list of the Related Cablecom Liabilities outstanding as of the date of this Agreement. There will be no changes other than in accordance with normal business practice as to the Related Cablecom liabilities between the date of this Agreement and 31 December 1999 which would have a Material Adverse Effect on the Cablecom Business taken as a whole, other than (i) replacement or roll-over of any of existing Related Cablecom Liabilities by new liabilities in substantially equivalent amount and on substantially equivalent terms; (ii) short-term credit drawdowns of up to CHF 20,000,000 (twenty million Swiss francs) to be incurred shortly before 31 December 1999, and (iii) accruals of interest on the Related Cablecom Liabilities.

5.2. Representations and Warranties of the Controlling Shareholders

The several Controlling Shareholders represent and warrant to the Buyer as follows, except as set forth in the Disclosed Documents, which shall operate as a limitation to Buyers' remedies under Section 6.2.

The representations and warranties set forth below shall be considered given by as of the date of this Agreement and as of the Effective Date. The representations and warranties given under this Section 5 shall continue in full force and effect notwithstanding Closing.

Where any statement in the following representations and warranties is qualified by the expression "to the best of the knowledge", "to the best of the information", "so far as the Controlling Shareholders are aware" or any similar expression, the respective Controlling Shareholder shall be deemed to have knowledge of anything of which any member of top-level management of such Controlling Shareholder has knowledge.

Each several Controlling Shareholder undertakes to Buyer to disclose to Buyer in writing, immediately upon such Controlling Shareholder becoming aware of the same. full details of any fact, matter, event or circumstance which constitutes a breach of any of the representations and warranties given, or is reasonably likely to constitute such a breach when deemed given as of the Effective Date.

5.2.1. Corporate Existence and Authority

(a) Each of the Controlling Shareholders is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation.

(b) There exist no limitations under the law, the articles of incorporation or other constituting documents of such Controlling Shareholder, or any material contracts by which such Controlling Shareholder is bound, that would prevent such Controlling Shareholder from entering into or performing its obligations under this Agreement.

(c) No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including any necessary shareholder approvals for such Controlling Shareholder) for the consummation of the transactions contemplated by this Agreement, unless set out herein.

5.2.2. Ownership of Shares in Cablecom Holding AG

All of the issued and outstanding shares in Cablecom Holding AG are legally and beneficially owned in their entirety, free and clear of any liens, pledges or other third party rights (except as to directors' qualifying shares and treasury shares) by each Controlling Shareholder, as indicated in Section A of the Preamble to this Agreement. All such shares are fully paid-in and non-assessable. There exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of Cablecom Holding AG to issue or sell shares to any person. No further capital, shares or other equity instruments have been or will be issued by Cablecom Holding AG at any time between the date of this Agreement and the Closing Date, except as expressly agreed with Buyer.

5.2.3. Representations as to the Cablecom Companies

Each Controlling Shareholder, acting in a several capacity, warrants that to the best of its knowledge and without having made any special inquiry, all representations and warranties made by Seller in Section 5.1 are correct.

Each Controlling Shareholder, acting in a several capacity, further warrants as of the date of this Agreement that it is not aware of any fact, matter, event or circumstance which will or is reasonably likely to result in any judgment, injunction or order to be issued by any competent governmental, regulatory, administrative or judicial authority which would impose a limitation (whether or not substantial as defined in Section 3.2.1(c)) on the ability of Buyer to acquire or assume control over all or part of the cable television subscriber base of Cablecom.

5.3. Representations and Warranties of Buyer

Buyer represents and warrants as follows.

(a) Buyer is a corporation duly organized and validly existing under the laws of Delaware, USA and has the full corporate power, authority and necessary gov-ernmental approvals to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b) There exist no limitations under the law, the articles of incorporation of Buyer, or any Contracts by which Buyer is bound that would prevent Buyer from entering into or performing its obligations under this Agreement.

(c) No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including any shareholders of Buyer) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

(d) There are no actions, suits or proceedings pending against Buyer or any of Buyer's Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. Buyer is not aware of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against Buyer or any of Buyer's Affiliates.

(e) Buyer has procured that it will, and will on the Closing Date have, the necessary funds at its disposal to finance the transactions contemplated by this Agreement.

(f) Buyer is aware that none of the Sale Shares have been registered under the U.S. Securities Act of 1933 or any other applicable state securities laws. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof in violation of the securities laws of the United States or any state thereof.

(g) Buyer is aware that Swisscom has terminated certain leased line agreements (particulars of which have been disclosed to Buyer) with certain Cablecom Companies. Buyer hereby undertakes to accept such terminations as valid and further undertakes to ensure that any Cablecom company which was party to such terminated agreement will accept such termination as valid and binding, subject, however, to the provisions of Section 8.5.

(h) Buyer has not promised to pay or cause to be paid to or for the benefit of any director, officer, employee or agent of Seller or the Cablecom Companies any incentive, bonus, or similar payment due upon consummation or in view of the transactions contemplated under this Agreement.

6. REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES

6.1. Term of Representations and Warranties

Save as provided in Section 2.2.5(d), the representations and warranties set forth in Section 5 shall survive until the later of (i) twelve months after the Closing Date, or (ii) 30 June 2001, provided, however, that the term for the representations and warranties set forth in Sections 5.1.2(i) (Taxes) and 5.1.2(j) (Social Security) shall extend until 60 days after the expiry of the statute of limitations relevant to the matters referred to in such representations and warranties.

It is understood and agreed that any notice of claims for misrepresentation or breach of warranty shall be served to the breaching party on or by the dates set forth in the preceding paragraph, in which case the resolution of such claims may also be effected after such dates.

6.2. Remedies of Buyer

6.2.1. Remedies

(a) If any of the representations and warranties in Section 5.1 shall not be true and correct, resulting in any liability, loss of earnings, damage, cost or expenses or any deficiency of assets of the Cablecom Business or the Buyer as a result of a misrepresentation or breach of warranty, Seller shall at its own cost remedy the breach within thirty (30) days or such reasonable period not exceeding sixty (60) days after receipt of the written request from Buyer. If Seller does not or is unable to remedy the breach within such period of time, Seller will pay to the relevant Cablecom Company or at its option to Buyer, as the case may be, damages on a Franc by Franc basis.

      If any other breach of this Agreement has occurred, resulting in any liability, loss of earnings, damage, cost or expenses or any deficiency of assets of the Cablecom Business or the Buyer as a result thereof, Seller shall at its own cost remedy the breach within such period of time as may appear reasonable to cure any such breach after receipt of the written request from Buyer.

      Subject as set out in the following paragraph, Seller shall not be liable to compensate Buyer and/or the Cablecom Companies for any damages exceeding the total amount of liability as set out in Section 6.2.4, or any indirect and/or consequential damages, or any goodwill. Payment shall be made together with interest at the rate of 5% p.a. from the Effective Date through the date of payment.

(b) Notwithstanding the provisions of the preceding paragraph, if the representation and warranty contained in Section 5.1.2(g) should be untrue, Seller shall compensate Buyer in accordance with the following principles:

      (i) If the number of cable television subscribers of Cablecom on 31 December 1999 (calculated under the Equity Subscribers" method as set forth in Exhibit 11) is less than 3% below the total number of Cablecom's cable television subscribers, Buyer shall have no remedy for such loss of subscribers.

      (ii) If the number of relevant subscribers on 31 December 1999 is 3% or more below Cablecom's cable television subscriber base set forth in
            Exhibit 11, Seller shall compensate Buyer for the shortfall in excess of 3%. The compensation due by Seller to Buyer shall be the number of cable television subscribers in excess of 3% below the relevant number set forth in Exhibit 11, multiplied by CHF 3,750 (three thousand seven hundred fifty Swiss Francs) per subscriber.

6.2.2. Notice of Breach and Opportunity to Defend

Within 60 days after Buyer having obtained knowledge of a misrepresentation or breach of warranty, or receipt by Buyer of notice of any claim made or threatened to be made by any third party which Buyer believes is reasonably likely to give rise to a claim for misrepresentation or breach of warranty, Buyer shall deliver to Seller and each of the Controlling Shareholders a notice in writing describing the facts or the claim in reasonable detail to the extent then known. Failure to give notice within 60 days shall not affect Buyer's remedies hereunder, except to the extent such failure to notify shall have caused an irreparable prejudice to Seller or any of the Controlling Shareholders. It is understood and agreed that any notice delivered in accordance with this Section 6.2.2 must be served before expiry of the term set out in Section 6.1.

In case of any claim brought by a third party against Buyer or any Cablecom Company, which has been notified by Buyer in accordance with the above provisions, Seller and the Controlling Shareholders shall use their commercially reasonable best efforts in assisting Buyer or the relevant Cablecom Company in the defense of such claim. Buyer shall not settle any such claims, or (to the extent possible) cause any Cablecom Company to settle such claims, without the prior written consent of Seller and each of the Controlling Shareholders which consent shall not be unreasonably withheld. If the aggregate level of claims made by Buyer has exceeded or is reasonably likely to exceed CHF 50,000,000 (fifty million Swiss Francs), and if there are no other limitations in this Agreement which would prevent Buyer from making a claim against Seller or the Controlling Shareholders in relation to the matter and subject to the Buyer being indemnified to its reasonable satisfaction, and if Seller or any of the Controlling Shareholders (acting severally for this purpose) acknowledges its liability in writing, it shall have the right to compromise or defend, at its own expense and by its own counsel (who shall be reasonable satisfactory to Buyer) any such matter, provided however, that such compromise or settlement shall not have any materially prejudicial on the business of the Cablecom Business. If Seller or any of the Controlling Shareholders (acting severally for this purpose) is willing to compromise or defend any asserted liability, it shall promptly notify Buyer of its intention to do so, and Buyer shall cooperate with, and provide at its own cost appropriate documentation (subject to any statutory privilege or statutory or contractual duties of confidentiality) and support as reasonably requested by Seller or the respective Controlling Shareholder and its counsel in connection with, the compromise or defense of any such asserted liability. Buyer shall have the right to participate, at its own expense, in the defense of any such asserted liability.

Buyer may direct Seller or the respective Controlling Shareholder to agree to compromise any asserted liability against Buyer or any Cablecom Company at any time, provided that (i) Buyer at the same time waives its rights to take recourse as against Seller and all Controlling Shareholders under Section 6.2.3., or (ii) failing such waiver, Buyer acknowledges that any such compromise will be without prejudice to any of Sellers or the Controlling Shareholders' rights to take action or defend themselves in a recourse action.

6.2.3. Exclusion of Liability

Buyer acknowledges that, other than as provided in this Agreement, neither Seller nor any of the several Controlling Shareholders nor any of its or their Affiliates nor any person acting on its or their behalf has made or makes any representation or warranty, express or implied. pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, Buyer acknowledges that neither Seller nor any of the several Controlling Shareholders nor any of its or their Affiliate are making any representations or warranties as to budgets, business plans or other projections of a financial, technical or business nature relating to the Cablecom Business, or with respect to any other development of the Cablecom Business (including for the avoidance of doubt Swiss Online) after the Effective Date.

Buyer further acknowledges that the Disclosed Documents shall operate as a limitation of Sellers representations and warranties and Buyer's rights under this Section 6.2 to the extent the corresponding Disclosed Documents fairly disclose the factual basis for any limitation of claims for misrepresentation or breach of warranty.

If facts and circumstances which would give rise to a claim against Seller result in any financial benefits and financial advantages of the Cablecom Companies and/or Buyer, then damages will be reduced by the amount equal to any such benefits and advantages and the amount which can be claimed as damages for a misrepresentation or breach of warranty or otherwise shall be reduced correspondingly. In addition, Seller and the several Controlling Shareholders shall not be liable in respect of a claim of Buyer for misrepresentation or breach of warranty:

(a) if and to the extent that any specific provision, reserve or expense was reflected in the financial statements set forth in Exhibits 9 and 10, or in the Final Combined Financial Statements:

(b) if and to the extent that for such misrepresentation or breach a purchase price adjustment according to Section 2.2.5 or 2.2.6 was made;

(c) for any and all costs, damages and expenses which have been recovered from a third party (including without limitation an insurance company), after deduction of all direct costs and expenses incurred in making such recovery (including reasonable attorney's fees);

(d) if and to the extent, as a result of a claim for misrepresentation or breach of warranty, any tax payable by any Cablecom Company is actually reduced;

(e) if and to the extent any damage or loss has been caused by any voluntary act or omission of Buyer, before or after the Closing Date (whereby, for the avoidance of doubt, any act or omission in order to comply with applicable law under an enforceable court order shall not be deemed to be voluntary), or by the fact that Buyer shall have failed to take or cause the Cablecom Companies to take all reasonable steps to mitigate the damage caused by a misrepresentation or breach of warranty.

6.2.4. Limitations on Liability

(a) Subject to Section 6.2.4(b) below, Seller's and the several Controlling Shareholders' liability under this Agreement shall apply only with respect to the following misrepresentations or breaches of warranty:

      (i) misrepresentations or breaches of warranty the impact of which on the profits and/or the balance sheet of the respective Cablecom Company exceed CHF 3,000,000 (three million Swiss Francs), it being understood that any breaches below such threshold (Insignificant Breaches) shall be completely disregarded;

      (ii) only if and to the extent Buyer's claims (other than Insignificant Breaches, which shall be completely disregarded) in the aggregate exceed CHF 50,000,000 (fifty million Swiss Francs; the Deductible), in which event Seller and the several Controlling Shareholders shall be liable (subject to the other limitations contained in this Section 6) merely for the amount of the excess over the Deductible;

      provided, however, that the above limitation shall not apply to claims based on fraud or willful misrepresentation. All calculations of the impact of a misrepresentation or breach of warranty on the profits or on the balance sheet of the respective Cablecom Company shall take Into account (aa) the time value of money and (bb) any tax benefits, insurance coverage, and other amounts recovered from third parties associated to a loss or charge incurred in connection with a misrepresentation or breach of warranty.

      Subject to Section 6.2.4(b) below, Seller's and the several Controlling Shareholders' total liability for misrepresentations or breaches of warranty under this Agreement shall not exceed the amount of CHF 300,000,000 (three hundred million Swiss Francs), after deduction of the Deductible as set forth above, provided, however that claims based on fraud or willful misrepresentation shall not be subject to such limitation.

(b) Notwithstanding Section 62.4(a), any breaches by Seller or the several Controlling Shareholders of (i) the representations contained in Section 5.1.2(r) and 5.2.3, second paragraph. and (ii) any contractual obligations under this Agreement other than the representations and warranties set forth in Section 5, shall be subject to an overall limitation of CHF 500,000,000 (five hundred million Swiss Francs), such limitation understood to include, and not to be in addition to, any amount paid for misrepresentations and breaches of warranty. Any claims made under this Section 6.2.4(b) shall be subject to the limitation for Insignificant Breaches, but shall not be subject to the Deductible.

(c) Notwithstanding Section 6.2.4(a) and (b), if Seller fails to deliver to Buyer upon closing title to the Sales Shares, the Related Cablecom Assets, the benefit (subject to the burden) of the Related Cablecom Contracts or title to the underlying network assets of the Cablecom business (other than in circumstances set forth in Section 2.2.6 and 4.6, and subject to the renegotiation of rights of way as set forth in the Disclosed Documents), the liability of Seller and the several Controlling Shareholders shall be up to the amount of the Purchase Price (if the Third Party Financial Debt and the Parent Intercompany Debt has been redeemed and fully discharged, so that no liability corresponding to such debt exists any more as to the Cablecom Business), or the Net Purchase Price (if and to the extent such Third Party Financial Debt or Intercompany Debt is still outstanding). Any claims made under this Section 6.2.4(c) shall not be subject to the limitation for Insignificant Breaches, and shall not be subject to the Deductible.

(d) It is understood and agreed by the parties that the remedies of Buyer under this Section 6.2 (including without limitation the thresholds set forth in lit.s (a) to (c) above) shall not apply to a failure of Seller to deliver the SOL Shares (as further set out in Section 4.8.1), and that such failure by Seller to deliver to Buyer to SOL Shares (if any) shall be remedied only as set out in Section 4.8.

6.2.5. Several Liability of Controlling Shareholders

Any liability of the Controlling Shareholders under this Agreement is several, if all Controlling Shareholders are held liable for a misrepresentation, breach of warranty or breach of another contractual undertaking pursuant to this Agreement, each Controlling Shareholder shall be responsible for not more than one third of the total liability in each case and in the aggregate, subject always to the limitations set forth in Section 6.2.4.

6.2.6. Rights of Recourse against Directors, Officers and Employees

Seller and the Controlling Shareholders hereby undertake not to make any recourse claim against any of the Cablecom Subsidiaries or any of their respective directors Or officers or employees If Seller or a Controlling Shareholder is being sued for misrepresentation or breach of warranty or breach of another contractual undertaking pursuant to this Agreement, provided, however, that this covenant shall not apply if such Cable-com Subsidiary, or the relevant director or officer or employee, has acted by intent or gross negligence or reckless disregard of duties.

6.3. Remedies of Seller

The provisions of Sections 6.2.1, 6.2.2 and 6.2.4 shall apply by analogy to Buyer, and the remedies set forth in such Sections shall be available to Seller and the Controlling Shareholders, if Buyer is liable of any misrepresentation or breach of warranty.

6.4. Remedies Exclusive

The representations and warranties contained in this Agreement and the remedies for other breaches in this Section 6 shall be in lieu of, and not in addition to, the remedies provided for in the law. All other remedies shall not apply and are expressly waived, in particular, and without limitation to the foregoing, the parties hereto explicitly waive (i) the duty of the Buyer immediately to inspect and notify under Art. 201 CO, and (ii) the right of contract rescission under Art. 24 CO and Art. 205 CO.

6.5. No Limitation

The limitations of liability in this Section 8 shall not apply in the case of fraud or willful misrepresentation or willful breach of warranty.

7. CONDUCT OF BUSINESS BETWEEN SIGNING AND CLOSING

7.1. General

Subject as provided below, it is understood and agreed that Seller, under direction of the Controlling Shareholders, shall continue to operate the Cablecom Business as a going concern, in the ordinary and usual course of business and consistent with prior practice and substantially in compliance with the investment policies of the budget for the business year 2000 at all times from the date of this Agreement through the Closing Date.

It is understood and agreed that Buyer's rights under this Section 7 (including without limitation Section 7.2) shall also extend to the shares of Swiss Online AG held by Seller.

7.2. Consultation with Buyer

From the date of this Agreement until the Closing Date, Seller and the Controlling Shareholders shall regularly consult with Buyer or its representatives on the conduct of business of each of the Cablecom Subsidiaries. Subject to any constraints under applicable law, Seller and the Controlling Shareholders shall further procure:

(a) that Buyer is permitted to nominate a representative (the Representative) to attend the meetings of the board of directors of Seller and the meetings of the executive group management of the Cablecom Group as a guest; and

(b) that the Representative will, upon request, be given reasonable and direct access to all documents, papers, plants, premises, management and auditors of Seller and the Cablecom Subsidiaries substantially in the same manner as such access is granted to ordinary members of the board of directors of Seller and the executive group management of the Cablecom Group;

(c) that Buyer, following consultation with Seller, may appoint finance, marketing or technical experts as visitors of the Cablecom Group, and that such experts are given reasonable access to the premises and management and documents relating to the Cablecom Group;

(d) that Buyer's legal and financial advisers and auditors are given reasonable direct access to the management, legal and financial advisers and auditors of the Cablecom Group to the extent this is necessary or expedient for Buyer or its advisors to conduct the actions contemplated under Section 4.

7.3. Restricted Actions

Seller shall not, and shall procure that none of its Affiliates shall cause without prior consent of Buyer (or, if applicable Merger Control Laws do not so permit, prior consultation of Buyer), any of the Cablecom Companies to do any of the following, from the date of this Agreement through to the Closing Date:

(a) do anything that would materially interfere with the consummation of the transactions contemplated by this Agreement taken as a whole;

(b) execute any contracts or enter into any negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated by this Agreement taken as a whole;

(c) do anything which would have a Material Adverse Effect on the value of the Cablecom Business taken as a whole, unless specifically provided in this Agreement;

(d) make any change in the terms of employment of any director, officer or employee of any of the Cablecom Business other than (i) in accordance with existing agreements, collective bargaining arrangements or normal prior practice or (ii) as disclosed in the Disclosed Documents;

(e) issue or create any obligation to issue any shares or equity-linked securities;

(f) buy or commit to buy any assets (i) outside the ordinary course of business or (ii) at terms other than at arm's length, or (iii) other than in accordance with the budgeted capital expenditures of the Cablecom
      Group: (iv) for a consideration in excess of CHF 10,000,000 (ten million Swiss Francs); notwithstanding the foregoing, it is understood and agreed that Seller may continue to complete its network through acquisition of local cable television networks the net purchase price of which shall not exceed CHF 20,000,000 (twenty million Swiss Francs);

(g) sell, encumber or transfer any assets outside of the ordinary and normal course of business except as contemplated in this Agreement;

(h) alter or amend in any manner the articles of incorporation or organizational regulations of any of the Cablecom Subsidiaries;

(i) pay or pre-pay invoices other than consistent with prior business practice;

(j) transfer any shares in any of the Cablecom Companies to a third party outside of the Cablecom Group;

(k) increase or reduce or otherwise change the share capital or capital structure, or grant any option or conversion rights on the equity of any of the Cablecom Subsidiaries;

(l) form, enter into, vary, terminate or withdraw from any partnership, consortium, joint venture or other incorporated association;

(m) enter into, or increase or extend any liability under, any guarantee or indemnity other than in the ordinary and normal course of business;

(n) make, increase or extend any loan or advance or grant any credit to any person outside of the Cablecom Group other than in the ordinary and normal course of business;

(o) grant, create or allow to be created any charge, security, mortgage, lien or encumbrance over any of its assets in a value exceeding CHF 5,000,000 (five million Swiss Francs), other than charges arising by operation of law in the ordinary and normal course of business;

(p) borrow any money or incur any indebtedness or other liability other than trade credit or borrowings in the ordinary and normal course of business;

(q) incorporate or liquidate any subsidiary undertaking or effect any reorganization with respect to such subsidiary (other than the ongoing reorganization of the Swiss-German companies of the Cablecom Group);

(r) initiate, discontinue or settle any litigation or arbitration proceedings where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 3,000,000 (three million Swiss Francs), not including value added taxes;

(s) grant or enter into any license, agreement or arrangement concerning any part of its name or trade names or any other part of the intellectual property of the Cablecom Business other than in the ordinary and normal course of business;

(t) amend or vary the rates of interest applicable to the Parent Intercompany Debt or the Subsidiary Intercompany Debt other than pursuant to pre-existing contractual arrangements;

(u) enter into, vary, supplement, amend or terminate any agreement or arrangement with the Seller or any of the Controlling Shareholders or their respective Affiliates, other than in the ordinary and normal course of business;

(v) make any payment or transfer any assets to Seller or any of the Controlling Shareholders on their respective Affiliates other than (i) payments in the ordinary and normal course of business Or (ii) payment of dividends as set out in Exhibit 13. It is understood and agreed, however, that Seller shall remain entitled to all dividends of the Cablecom Companies for the financial year 1999;

(w) amend, vary or supplement any of the regulatory licenses of the Cablecom Subsidiaries other than as contemplated in this Agreement;

(x) do, allow or procure any act or omission before the Effective Date which is likely to constitute a misrepresentation or breach of warranty upon their being deemed to be given as at the Effective Date;

(y) enter into any interconnection or open network access agreement with any Controlling Shareholder or any third party prior to the Closing Date (other than in accordance with pre-existing arrangements);

(z)   agree to do any of the things referred to above.

Seller hereby undertakes fully and promptly to inform Buyer whenever it contemplates to do, or cause to be done, or propose to be done, a transaction that is or may be effected by the restrictions set forth in this subsection.

7.4. Covenants of Controlling Shareholders

Each of the Controlling Shareholders hereby undertakes to procure that Seller shall comply with the provisions of Section 7.1. In addition, and without limitation to the foregoing, each of the Controlling Shareholders undertakes:

(a) not to do anything that would materially interfere with the consummation of the transactions contemplated by this Agreement taken as a whole;

(b) not to execute any contracts or enter into any negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated by this Agreement taken as whole;

(c) not to increase the overall amount of Intercompany Net Debt as against such Controlling Shareholder between 31 December 1999 and the Closing Date;

(d) not to do any other thing which would have a Material Adverse Effect on the value of the Cablecom Business taken as a whole, unless specifically provided in this Agreement;

(e) to procure that neither the Seller nor the Cablecom Subsidiaries shall do, allow or procure any act or omission before the Effective Date which is likely to constitute a misrepresentation or breach of warranty upon their being deemed to be given by the Controlling Shareholders under Section 5.

7.5. Press Releases and Other Public Announcements

Following execution of this Agreement, all public announcements or press releases issued in connection with the transactions contemplated by this Agreement shall only be published after Buyer, Seller and the Controlling Shareholders shall have consulted and agreed on the contents of such public announcements or press releases. Nothing in this Agreement shall restrict or prohibit:

(a) any announcement or disclosure required by statutory law or by any competent judicial or regulatory authority or by any competent securities exchange (in which case the parties shall co-operate in good faith in order to agree the content of any such announcement prior to it being made);

(b) the Buyer or any of the Cablecom Subsidiaries from informing customers or Suppliers of the acquisition of the Cablecom Group by Buyer after Closing (it being understood that any references to Seller or the Controlling Shareholders shall only be made after prior consultation with Seller and the respective Controlling Shareholder);

(c) any affiliate of Buyer from making any disclosure to any of its directors, officers, employees, agents or advisers who are required to receive such information to carry out their duties (conditional upon any such person agreeing to keep such information confidential for so long as the disclosing party is obligated to do so in accordance with this clause or applicable law).

8. CONDUCT OF BUSINESS AFTER CLOSING

8.1. Restrictions on Resale

Buyer undertakes not to sell, transfer or otherwise dispose of the Cablecom Business for a period of 24 months after the Closing Date. In particular, and without limitation to the foregoing, Buyer shall not during such period sell, solicit or procure the sale, transfer, or otherwise dispose of, or create a lien or pledge or mortgage on, or allow a sub-participation to granted with respect to, (i) all or part of the shares in the acquisition vehicle for the Cablecom Business, or (ii) all or part of the shares or assets comprising the Cablecom Business (including without limitation the shares or assets in all Cablecom Companies), except as set out in the following paragraph.

Notwithstanding the foregoing, Buyer shall not be restricted from:

(a) selling, transferring or restructuring any parts of the Cablecom Business as a part of an intra-group restructuring or reorganization;

(b) pledging, mortgaging or otherwise charging all or part of such shares or assets after Closing by way of security for borrowings incurred by Buyer or its Affiliates;

(c) selling or transferring to third parties minor parts of the Cablecom cable television business, it being understood that "minor parts" shall be deemed to apply only to parts of the business which comprise less than 3% of Cablecom's overall cable television subscriber base as of 30 September 1999 (calculated under the "Equity Subscribers" method as set forth in Exhibit 11);

(d)   selling or transferring the Rediffusion business division;

(e)   effecting an initial public offering on a recognized securities exchange.

8.2. Use of Cablecom Name and Trademark

Seller and the Controlling Shareholders undertake to discontinue the use of the name and trademark "Cablecom" on the Closing Date. In particular, and without limitation to the foregoing, Seller shall change its corporate name so as not to include any reference to "Cablecom" or any similar sounding name no later than the Closing Date.

8.3. Liquidation of Seller

It is understood and agreed by the parties that the Controlling Shareholders reserve the right to liquidate Seller following consummation of the transactions contemplated by this Agreement. In the event of any such actual or de facto liquidation, all rights and obligations of Seller under the Transaction Agreement shall be assumed by the several Controlling Shareholders, and each Controlling Shareholder shall therefore be liable for its several and proportionate share of the obligations and liabilities of Seller (including without limitation obligations and liabilities of Seller under Sections 5 and 6) to Buyer.

The Controlling Shareholders shall be entitled to raise any claims and to exercise any rights and remedies which otherwise would have been available to Seller would it not have been liquidated.

8.4. Restrictive Covenant

Seller and the Controlling Shareholders each undertake to Buyer, and Buyer undertakes to Seller and each of the Controlling Shareholders, that they will not, at any time until 12 months after the Closing Date, solicit or entice away, or endeavor to solicit or entice away, from any of the opposing parties any person who was at the Effective Date or the Closing Date an employee of any Such opposing party (whether or not such person would commit a breach of its employment contract by leaving service), provided, however, that this undertaking shall not apply:

(a) to generic, unspecific advertisements for the procurement of employees made in newspapers, magazines or otherwise in the ordinary course of business;

(b) to any employee employed by any of the parties in a non-managerial or non-senior technical or engineering role.

8.5. Swisscom Arrangements

Swisscom and Buyer reached an agreement in principle according to which Buyer shall procure that the Cablecom Companies enter into new contracts within a reasonable period of time which shall replace the existing contracts, for the use of leased lines owned by Swisscom for an overall price of CHF 15,000,000 (fifteen million Swiss Francs) p.a. for current, unrestricted monodirectional use, plus a 15% mark-up for bidirectionality. Swisscom will, within reasonable time, upgrade those monodirectional leased lines covered by the existing contracts with the Cablecom Companies to bidirectional use to the extent requested by the Buyer. The relevant contracts will be amended accordingly. Should any entity of the Cablecom Group terminate an agreement under which an upgrade has been made for bi-directional use before the term of such agreement, then such entity of the Cablecom Group shall pay to Swisscom the penalty agreed in such agreement to cover the investment costs. Any agreements and undertakings implementing the above shall be considered as a separate and independent matter, shall not impede the Closing from taking place, and shall not enable any party to take any remedies under this Agreement.

9. TAXES, COSTS AND EXPENSES

9.1. Taxes

Seller shall bear or cause to be borne, and shall indemnify Buyer if Buyer is required to pay all Taxes to be paid or withheld by Seller in connection with the transactions contemplated under this Agreement, including the Swiss securities transfer tax (Umsatzabgabe) payable in connection with the transactions contemplated under this Agreement.

Buyer shall bear or cause to be borne, and shall indemnify Seller or any Controlling Shareholder required to pay any and all taxes attributable to Buyer as a result of the consummation of the transactions contemplated by this Agreement and value added taxes, if any, levied on the transactions contemplated under this Agreement.

All amounts referred to in this Agreement do not include any value added tax, which shall be added if necessary.

9.2. Costs and Expenses

Each party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this agreement. Seller and the Controlling Shareholders confirm that none of such costs and expenses have been or will be prior to closing borne by any of the Cablecom Subsidiaries. Notwithstanding the foregoing:

(a)   any costs of the Appraiser appointed by the Parties pursuant to Section
      2.2 shall be borne by Buyer and Seller in equal proportions;

(b) If a party has caused this Agreement not to be consummated by a fraudulent or grossly negligent act or behavior, it shall reimburse the other party or parties for all costs and expenses incurred by such party or parties in view of this Agreement, including without limitation fees of legal and financial advisors, reasonable out-of-pocket expenses, and any other direct damages (at the exclusion of consequential damages) suffered as a result of a failure to close this Agreement.

10. GENERAL PROVISIONS

10.1. Effect on Third Parties

No person other than the parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any person other than the parties hereto any rights, benefits or remedies. No party to this Agreement shall assign any of the rights or obligations under this Agreement to any third party without the prior written consent of Seller and the Controlling Shareholders (if the assignment is proposed to be undertaken by Buyer) or Buyer (if the assignment is proposed to be undertaken by Seller or any of the Controlling Shareholders), provided, however, that in case of liquidation of Seller, Seller shall have the right to assign claims to the Controlling Shareholders.

Notwithstanding the foregoing, Buyer shall have the right

(a) to consummate the transactions contemplated under this Agreement through an Affiliate of Buyer, it being understood that Buyer shall remain jointly and severally liable with such Affiliate for the obligations assumed by such Affiliate under this Agreement including without limitation the obligation to repay part of the Hold-Back as set forth in Section 2.2.6;

(b) to assign after Closing any or all of the Buyer's rights or obligations under this Agreement or any or all of its interest in the Cablecom Companies to an Affiliate of Buyer, it being understood that Buyer shall remain jointly and severally liable with such Affiliate for the obligations assumed by any such Affiliate;

(c) to assign any or all of the Buyer's rights or obligations under this agreement to any person by way of security for borrowings incurred by Buyer or its Affiliates.

10.2. Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by hand, by registered mail (return receipt requested) or by telefax to the following addresses:

If to Buyer:

Address for service     Prager Dreifuss                  attn. Gaudenz Domenig
                        Muhlebechstrasse 6
                        8008 Zurich, Switzerland
                        Fax No. ++411-254 5599

with a copy to          NTL Incorporated                 attn. John Gregg and
                        110 East 59th Street, 26th Fl.,  Richard Lubach
                        New York NY 10022, USA
                        Fax No. ++1-212 906 8497

with a copy to          NTL Incorporated                 attn. Aizad Hussain and
                        90 Long Acre                     Jeff Wyman
                        London WC2E 9RA, England
                        Fax No: ++44-207 909 2012

with a copy to          Travers Smith Braithwaite        attn. Mark Soundy
                        10 Snow Hill
                        London EC1A 2AL, England
                        Fax No: ++44-207 238 3728

if to Seller:

                        Cablecom Holding AG               attn. Chief Executive
                        Zollstrasse 42                    Officer
                        CH-8005 Zurich, Switzerland
                        Fax-No. ++411-277 9292

with a copy to          Homburger Rechtsanwalte           attn. Peter Kurer and
                        Weinbergstrasse 56158             Danel Daeniker
                        8035 Zurich, Switzerland
                        Fax No. ++411-265 3511

if to the Controlling Shareholders:

                        Siemens Schweiz AG                attn. Chairman of the
                        Freilagerstrasse 40. P.O. Box     Board of Directors
                        CH-8047 Zurich, Switzerland
                        Fax-Nr. ++411-495 6108.

                        Veba Telecom GmbH                 attn. Chief Legal
                        Bennigsenplatz 1                  Counsel
                        D-40474 Dusseldorf, Germany
                        Fax-Nr. ++49-211 457 9446

                        Swisscom AG                       attn. Chief Financial
                        Alte Tiefenaustrasse 6            Officer
                        CH-3050 Berne
                        Fax-Nr. ++4131-342 5580

with a copy to          Homburger Rechtsanwalte           attn. Peter Kurer and
                        Weinbergstrasse 56/58             Daniel Daeniker
                        8035 Zurich, Switzerland
                        Fax No. ++411 -265 3511.

10.3. Entire Agreement

This Agreement, including the Annexes and Exhibits and any other documents referred to herein, constitutes the entire Agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements Or understandings of the parties relating hereto. This Agreement, including the Annexes and Exhibits and any other documents referred to herein, shall be binding on all successors and assignees of the parties hereto. All references to this Agreement shall be deemed to include the Annexes and Exhibits hereto.

10.4. Amendments and Waivers

This Agreement may only be modified or amended by a document signed by all parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

10.5. Severability; Good Faith

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the parties without being unenforceable, and shall execute all agreements and documents required in this connection.

The parties have been informed that the transfer of the interest of Seller in Cablecom Kabelkommunikation GmbH is subject to the form requirement of notarization by a public deed. The parties agree that the sale and transfer of the Cablecom Business taken as a whole would be effected even if the sale and transfer of Sellers interest in Cablecom Kabelkommunikation, GmbH were not to take place, and also agree that this Agreement is valid and binding on the parties in the form as executed by the parties. The parties further agree to execute or have executed a notarized public deed for the sale and transfer of the interest of Seller in Cablecom Kabelkommunikation GmbH in the form required under applicable law, and in form and substance reasonably satisfactory to Buyer and Seller, no later than 17 December 1999.

If a party to this Agreement (the Failing Party) should fail to take any action to be taken or to deliver any document to be delivered as of a specified date, the other party shall not resort to any contractual remedies under this Agreement if such failure is promptly and fully cured in good faith by the Failing Party.

10.8. Confidentiality

The parties undertake to keep all information obtained in the course of the due diligence and in any negotiations and discussions prior to or after Closing in strict confidence, and further undertake not to disclose any such information to third parties, and all parties to this Agreement shall in all respects keep confidential and not at any time disclose to anyone or use for their own or any other person's benefit or to the detriment of the other party or parties any confidential information, in each case unless:

(a) a party is required to do so by a competent court or administrative authority under compulsory law;

(b)   a party is required to do so under applicable stock exchange regulations;

(c) such information is already in the public domain by reason other than a breach of this confidentiality undertaking.

It is understood and agreed that the above confidentiality undertaking shall not restrict Buyer from using information obtained on the Cablecom Business in the course of operating the Cablecom Business following the Closing Date.

This confidentiality undertaking shall remain in force until 31 December 2004.

10.7. Entry into Effect

This Agreement shall enter into effect as of the date first written hereinabove, subject to completion of the following conditions:

(a) Buyer shall have delivered to Seller and the Controlling Shareholders a commitment letter and a "highly confident" letter relating to the financing of the Purchase Price set out in Section 2.2.1;

(b) the board of directors of Buyer shall have approved the transactions contemplated by this Agreement.

10.8. Commitment Letter

At any time after signing of this Agreement and prior to noon (Swiss time) on 14 December 1999, the Buyer shall be entitled to deliver to the Controlling Shareholders written evidence reasonably satisfactory to Warburg Dillon Read (acting for this purpose on behalf of the Controlling Shareholders) from one or more major international financial institutions to the effect that they are committed to arranging the funding for the equity element of the financing to enable Buyer to pay the Purchase Price (the Commitment Letter). Such delivery shall be effected by hand delivery or telefax to Homburger Rechtsanwalte, Zurich (telefax no. 0041-1-265 3511, attn. Daniel Daeniker) and to Warburg Dillon Read, Zurich (telefax no. 0041-1-239 9331, attn. Carsten ten Brink).

If the Commitment Letter is reasonably satisfactory to Warburg Dillon Read, Seller will, forthwith upon demand, pay to Buyer an amount equal to 75% of the total commitment fees (to the extent such fees cover the equity element of the Purchase Price in the amount of CHF 2,100,000,000 (two billion one hundred million Swiss Francs)) payable by Buyer in relation to the Commitment Letter upon evidence from Buyer that such commitment fees have been invoiced to and paid by Buyer.

11. GOVERNING LAW AND JURISDICTION

11.1. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, to the exclusion of the provisions on the conflict of laws.

11.2. Jurisdiction

All disputes arising out of or in connection with this Agreement or the transaction contemplated hereby shall be submitted to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zurich) with reserves of appeals to the Swiss Federal Supreme Court (Schweizerisches Bundesgericht). Each party to this Agreement waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and submits to the jurisdiction of such court in any suit, action or proceeding. For the purposes of this Section 11.2. Buyer appoints Prager Dreifuss, attorneys-at-law, Muhlebachstrasse 6, 8008 Zurich, attn: Gaudenz Domenig as its agent for service of process.

SO AGREED on 12 December 1999 in Zurich

Cablecom Holding AG


/s/ Manifred Nagel      /s/ Ueli Dietiker
------------------      -----------------------
By: Manifred Nagel      Ueli Dietiker
Title: Chairman of      Chief Executive Officer
the Board

NTL Incorporated

/s/ John Gregg
------------------------------
By: John Gregg
Title: Chief Financial Officer


Siemens Schweiz AG

/s/ Manifred Nagel      /s/ Peter Gruschow
------------------      ------------------
By: Manifred Nagel      Peter Gruschow
Title: Chairman         Managing Director
of the Board


Veba Telecom GmbH

/s/ Karsten Keller
-----------------------
By: Karsten Keller
Title: Attorney-in-fact


Swisscom AG

/s/ David Schnell       /s/ Thomas Bischof
-----------------       -----------------------
By: David Schnell       Thomas Bischof
Title: Chief Financial  General Counsel Finance
Officer

                                    ANNEX A

                                  DEFINITIONS

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

A.1 Accounting Principles shall mean the accounting principles consistently previously applied by the Cablecom Group in accordance with Swiss Law and the Swiss Accounting and Reporting Recommendations (Fachempfehlungen fur Rechnungslegung, FER).

A.2 Affiliate. A person or Business Association shall be an affiliate of a second person or Business Association if it exercises Control over such person or Business Association, or is under Control by it, or is under common Control by the same person or Business Association.

A.3 Agreement shall mean this Agreement including all of its Exhibits and Annexes.

A.4   Appraiser shall have the meaning set forth in Section 2.2.

A.5 Business Association shall mean a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other entity doing business.

A.6 Cablecom Business shall mean the Sale Shares, the Related Cablecom Assets, the Related Cablecom Contracts and the Related Cablecom Liabilities (including without limitation Swiss Online) to be transferred by Seller under this Agreement.

A.7   Cablecom Companies shall mean all of the Business Associations listed in
      Exhibit 1.

A.8 Cablecom Group shall mean Seller and the Cablecom Subsidiaries taken as a whole.

A.9 Cablecom Subsidiaries shall mean those Cablecom Companies which are under the direct or indirect Control of Seller.

A.10  Call Option has the meaning set forth in Section 4.8.

A.11 Cash shall mean, with respect to the Cablecom Business, cash, cash equivalents (including cheques at hand, funds transferred but not credited, and interest accrued thereon), marketable securities (including interest earned but not paid), determined in accordance with the Accounting Principles.

A.12  CHF shall mean Swiss Francs, being the lawful currency of Switzerland.

A.13  Closing shall mean the consummation of the transactions described in
      Section 3.3.

A.14  Closing Date shall mean the date of Closing as set out in Section 3.1.

A.15 CO shall mean the Swiss Federal Code of Obligations (Obilgationenrecht) of 1911, as amended.

A.16 Contracts shall mean the Related Cablecom Contracts and all written agreements and undertakings to which any of the Cablecom Companies is a party or a beneficiary, or by which any of the Related Cablecom Assets or liabilities are bound or beneficiaries.

A.17 Control shall be deemed to exist if a person or Business Association (either alone of with its Affiliates) owns more than half of the voting rights and equity capital of a Business Association, or is otherwise able to exert a controlling influence over another person or Business Association.

A.18 Controlling Shareholder shall mean any of Siemens Schweiz AG, Swisscom AG or Veba Telecom GmbH.

A.19  Deductible shall have the meaning set forth in Section 6.2.3.

A.20  Delayed Closing shall have the meaning set forth in Section 4.8.

A.21  Disclosed Documents shall have the meaning set forth in Section 5.1.

A.22  Disclosure Letter shall have the meaning set forth in Section 5.1.

A.23  Effective Date shall mean 1 January 2000, 00.01 am.

A.24  Escrow Agreement shall have the meaning set forth in Section 4.7.

A.25 Financial Debt shall mean, with respect to the Cablecom Business, Third Party Financial Debt plus Parent Intercompany Debt minus Subsidiary Intercompany Debt determined in accordance with the Accounting Principles.

A.26 Final Combined Financial Statements shall mean the combined balance sheet and the profit and loss statement of the Cablecom Business as of 31 December 1999, to be prepared by the parties in accordance with the Accounting Principles pursuant to Section 2.2.

A.27  Final Net Assets shall mean the Net Assets as of 31 December 1999.

A.28  Hold-Back shall have the meaning set out in Section 2.2.6.

A.29 Intercompany Net Debt shall mean the Parent Intercompany Debt minus the Subsidiary Intercompany Debt.

A.30  Information Memorandum shall have the meaning set forth in Section 5.1.

A.31  Insignificant Breaches shall have the meaning set forth in Section 6.2.

A.32  Joint Account shall have the meaning set forth in Section 4.7.

A.33 Material Adverse Effect shall mean a material and lasting adverse effect on the business operations or financial situation of the Cablecom Business.

A.34 Merger Control Laws shall mean the following laws applicable on Buyer or Seller relating to the consummation of the transactions set out in this Agreement (i) the Swiss Federal Act of 6 October 1995 on Cartels and other Restraints on Competition, (ii) the European Union Merger Control Regulation dated 21 December 1989 (Regulation 4064/89/EEC), as amended
      (EMCR), (iii) the Austrian merger control statutes as amended with effect as of 1 January 2000.

A.35 Net Assets shell mean, with respect to the Cablecom Business, total assets minus total liabilities minus minority interests, determined in accordance with the Accounting Principles.

A.36 Net Debt shall mean, with respect to the Cablecom Business, Financial Debt minus Cash.

A.37  Net Purchase Price shall have the meaning set forth in Section 2.2.3.

A.38 Parent Intercompany Debt shall mean all interest bearing financial debt (not including financial leases and deferred charges) owed by the Cablecom Companies to Seller or any of the Controlling Shareholders or any of their respective Affiliates, determined in accordance with the Accounting Principles.

A.39 Preliminary Combined Financial Statements shall mean the projected combined balance sheet and the profit and loss statement of the Cablecom Companies as at 31 December 1999 attached hereto as Exhibit 5.

A.40  Price Adjustment shall have the meaning set forth in Section 2.2.

A.41  Purchase Price shall have the meaning set forth in Section 2.2.

A.42  Put Option has the meaning set forth in Section 4.8

A.43 Related Cablecom Assets shall mean the assets listed in Exhibit 2, which shall be transferred pursuant to this Agreement as of Closing.

A.44 Related Cablecom Contracts shall mean all written agreements and undertakings to which the seller is a party or a beneficiary and which relate to the Cablecom Business.

A.45 Related Cablecom Liabilities shall mean the liabilities listed in Exhibit 2, which shall be assumed pursuant to this Agreement as of Closing.

A.46  Relevant Subscribers shall have the meaning set forth in Section 2.2.6.

A.47  Representative shall have the meaning set form in Section 7.4.

A.48  Sale Shares shall mean the shares sold under this Agreement as set out in
      Exhibit 1, which are held directly by Seller. Notwithstanding the foregoing, with respect to Swiss Online the term "Sale Shares "shall mean 11,000 registered shares of Swiss Online AG.

A.49 Schedule of Indebtedness shall mean the Schedule in Exhibit 3 which sets forth all Third Party Financial Debt and all Intercompany Debt of the Cablecom Business.

A.50  Shares shall mean all of the shares of the Cablecom Companies listed in
      Exhibit 1 which include Sale Shares and shares held by Seller through its Affiliates.

A.51  SOL Shares shall have the meaning set out in Section 4.8.

A.52 Subsidiary Intercompany Debt shall mean all interest bearing financial debt (not including financial leases and deferred charges) owed by Seller or any of the Controlling Shareholders or any of their respective Affiliates to any of the Cablecom Companies, determined in accordance with the Accounting Principles.

A.53 Taxes shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

A.54 Third Party Financial Debt shall mean all interest bearing financial debt (not including financial leases and deferred charges) owed by any of the Cablecom Companies to any third party other than Intercompany Net Debt, determined in accordance with the Accounting Principles.

A.55  Y2K Documents shall have the meaning set forth in Section 5.1.2.